Exhibit 10.14

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 14, 2017 is entered into by and among (i) LIGHTSTONE VALUE PLUS REIT II LP, a Delaware limited partnership (“Parent”), LVP ROGERS HOLDING CORP., a Delaware corporation, LVP CY BATON ROUGE HOLDING CORP., a Delaware corporation, LVP RI BATON ROUGE HOLDING CORP., a Delaware corporation, LVP FFI JONESBORO HOLDING CORP., a Delaware corporation, LVP TPS FAYETTEVILLE HOLDING CORP., a Delaware corporation, LVP METAIRIE HOLDING CORP., a Delaware corporation, and LVP HMI FT. MYERS HOLDING CORP., a Delaware corporation (collectively, the “Selling Operating Lessee Subsidiaries” and each, a “Selling Operating Lessee Subsidiary”), LVP ROGERS LLC, a Delaware limited liability company, LVP CY BATON ROUGE GROUND LLC, a Delaware limited liability company, LVP RI BATON ROUGE LLC, a Delaware limited liability company, LVP FFI JONESBORO LLC, a Delaware limited liability company, LVP TPS FAYETTEVILLE LLC, a Delaware limited liability company, LVP TPS METAIRIE LLC, a Delaware limited liability company, and LVP HMI FT. MYERS LLC, a Delaware limited liability company (collectively, the “Selling Operating Lessor Subsidiaries” and each, a “Selling Operating Lessor Subsidiary”), and LVP CY BATON ROUGE LLC, a Delaware limited liability company (the “Selling Baton Rouge Ground Lessor Subsidiary” and, collectively with the Selling Operating Lessor Subsidiaries, and the Selling Operating Lessee Subsidiaries, the “Selling Subsidiaries” and each, a “Selling Subsidiary”); and (ii) AHP LP7 CY BATON ROUGE, LLC, a Delaware limited liability company, AHP LP7 RI BATON ROUGE, LLC, a Delaware limited liability company, AHP LP7 METAIRIE, LLC, a Delaware limited liability company, AHP LP7 BENTONVILLE, LLC, a Delaware limited liability company, AHP LP7 FAYETTEVILLE, LLC, a Delaware limited liability company, AHP LP7 JONESBORO, LLC, a Delaware limited liability company, and AHP LP7 FT MYERS, LLC, a Delaware limited liability company (collectively, “Buyer”).

RECITALS

WHEREAS, Parent controls, directly or indirectly, the Selling Subsidiaries;

WHEREAS, each of the Selling Operating Lessor Subsidiaries owns fee simple title to the applicable Hotels, each of the Selling Operating Lessee Subsidiaries holds a leasehold interest in the applicable Hotels, and Selling Baton Rouge Ground Lessor Subsidiary owns the ground under one Hotel located in Baton Rouge, Louisiana, all as set forth on Annex A, and the applicable Hotel Assets;

WHEREAS, Parent desires to cause the Selling Subsidiaries to sell to Buyer, the Selling Subsidiaries desire to sell to Buyer, and Buyer desires to purchase from the Selling Subsidiaries, on the terms and subject to the conditions set forth herein, the Hotel Assets; and

WHEREAS, Parent and the Selling Subsidiaries are sometimes collectively referred to herein as “Seller”.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1           Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that Controls, is Controlled by or is under common Control with, such specified Person, directly or indirectly, through one or more intermediaries or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assigned Contract” means any Contract to which any Selling Subsidiary is a party and which primarily relates to the use, maintenance, operation, provisioning or equipping of any Hotel; but excluding (a) the Operating Leases, (b) the Management Agreements, and (c) any national, regional or other contract entered into by Seller or any Manager pursuant to which goods or services are provided to hotels or properties in addition to the Hotels.

“Assignment and Assumption” has the meaning set forth in Section 2.6(a)(iii).

“Assumed Liabilities” means any liability or obligation (a) of any Selling Subsidiary to be paid, performed, satisfied and discharged from and after the Closing under the Assigned Contracts, (b) first arising from and after the Closing relating to ownership, lease, operation or use of the Hotel Assets, (c) for which Buyer or its Affiliates receive a proration or other credit at the Closing or (d) for which Buyer or its Affiliates are otherwise made responsible pursuant to this Agreement or any Transaction Document.

“Bill of Sale” has the meaning set forth in Section 2.6(a)(ii).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York or a federal holiday in the United States.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Buyer’s Objections” has the meaning set forth in Section 2.14.

“Cap” has the meaning set forth in Section 8.4(c).

“Change of Ownership PIP” has the meaning set forth in Section 2.10(b)(ii).

“Claim Notice” has the meaning set forth in Section 8.3(a).

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“Closing” has the meaning set forth in Section 2.5.

“Closing Date” means the date of this Agreement.

“Closing Sales Tax” has the meaning set forth in Section 2.12.

“Closing Sales Tax Forms” has the meaning set forth in Section 2.12.

“Closing Statement” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain agreement between Buyer or its Affiliate and Parent, dated on or about the February 27, 2017.

“Consumables” means all opened and unopened food and alcoholic or non-alcoholic beverages located at the Hotels, but excluding the Excluded Property.

“Contract” means any legally binding agreement, commitment, lease, license or contract, in each case, which is executory.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by Contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Year Tax Appeal” has the meaning set forth in Section 2.7(a)(vii).

“Cut-off Time” means, with respect to either Closing, 12:00:01 A.M. (Eastern Time) on the Closing Date.

“Deed” has the meaning set forth in Section 2.6(a)(i).

“Deposit” has the meaning set forth in Section 2.3(a).

“Deposit Escrow Agent” means Stewart Title Guaranty Company, Commercial Services, 1717 Main Street, Suite 3500, Dallas, Texas, 75201 – Adam Rachavong, adam.rachavong@stewart.com.

“Disclosing Party” has the meaning set forth in Section 6.7(b).

“Disclosure Schedule” means the disclosure schedules attached hereto.

“Due Diligence End Date” means March 29, 2017.

“Effective Date” means (i) February 17, 2017 with respect to the Ft. Myers Hotel and (ii) February 27, 2017 with respect to all other Hotels.

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“Employees” means all Persons employed by any Manager in connection with the operation of any Hotel as of immediately prior to the Closing.

“Environmental Law” means any Law currently in effect relating to the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as to each, as amended, and the regulations promulgated pursuant thereto and as each is in effect on and as interpreted on the Effective Date.

“Equipment Leases” has the meaning set forth in Section 4.6(a)(iv).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Estimated Proration Report” has the meaning set forth in Section 2.7(b).

“Exchange” has the meaning set forth in Section 10.12.

“Excluded Property” means any property or asset (including Intellectual Property) owned by or belonging to a Manager, Franchisor or any Occupant.

“Excluded Liabilities” means any liability or obligation (a) of any Selling Subsidiary to be paid, performed, satisfied or discharged prior to the Closing under the Assigned Contracts, (b) arising prior to the Closing relating to ownership, lease, operation or use of the Hotel Assets or (c) for which Seller or its Affiliates are made responsible pursuant to this Agreement or any Transaction Document.

“Existing CMBS Loans” means the Existing Loans evidenced by the principal loan agreements set forth on Annex B.

“Existing Loans” means all loans or debt for borrowed money of Parent and/or each Selling Subsidiary made with respect to the Real Property or any Hotel located thereon, in each case, including all outstanding principal and accrued and unpaid interest thereunder, including, without limitation, the Existing CMBS Loans and the Existing Non-CMBS Loans, all of which Existing Loans Parent or the applicable Selling Subsidiary must prepay or defease prior to or concurrently with the Closing and which shall thereupon terminate and cease to be in effect as set forth in Section 2.3(b).

“Existing Non-CMBS Loans” means the Existing Loans evidenced by the principal loan agreements set forth on Annex C.

“Existing Surveys” has the meaning set forth in Section 2.13(b).

“Existing Title Policies” has the meaning set forth in Section 2.13(a).

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“Expenses” has the meaning set forth in the Joinder.

“Final Proration Period” has the meaning set forth in Section 2.7(b).

“Final Purchase Price” has the meaning set forth in Section 2.2.

“Final Settlement Statement” has the meaning set forth in Section 2.7(b).

“Financial Statements” has the meaning set forth in Section 4.8.

“Franchisor” means the franchisor under any Franchise Agreement.

“Franchise Agreements” has the meaning set forth in Section 4.6(a)(ii).

“Franchisor Consent” means either (a) the waiver by any Franchisor of any rights under the applicable Franchise Agreement arising as a result of, or the provision of such Franchisor’s consent to, the transactions contemplated by this Agreement and the Transaction Documents (including the assignment by the applicable Selling Subsidiary to Buyer of such Franchise Agreement), which waiver or consent is required to be obtained pursuant to the terms of such Franchise Agreement in order for such Franchise Agreement to remain in full force and effect from and after the Closing in Buyer’s (or its Affiliate’s) name, and for the continued participation by the applicable Hotel in such Franchisor’s system of hotels following the Closing with the Buyer as the franchisee, or (b) the entry into a new franchise agreement between Buyer (or its Affiliate) and the Franchisor as required by the applicable Franchise Agreement in the event of the consummation of the transactions contemplated by this Agreement for the continued participation by the applicable Hotel in such Franchisor’s system of hotels following the Closing with the Buyer (or its Affiliate) as the franchisee.

“Ft. Myers Hotel” means the Hampton Inn Fort Myers Beach.

“Fundamental Buyer Representations” means the representations and warranties of Buyer contained in Section 5.1 (Organization of Buyer), Section 5.2 (Authorization; Enforceability), Section 5.5 (Brokers’ Fees) and Section 5.6 (Permitted Assignee).

“Fundamental Seller Representations” means the representations and warranties of Seller contained in Section 3.1 (Organization of Parent), Section 3.2 (Authorization; Enforceability), Section 3.5 (Brokers’ Fees), Section 3.3 (No Conflict) Section 4.1 (Organization of the Selling Subsidiaries; Authorization and Enforceability) and Section 4.2 (No Conflict).

“Furnishings” means all furniture, fixtures, equipment and other items of tangible personal property located at the Hotels; but excluding (a) the Consumables, (b) the Supplies, (c) the Miscellaneous Hotel Assets and (d) the Excluded Property.

“GAAP” means generally accepted accounting principles of the United States in effect at the applicable date of determination, consistently applied.

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“Governmental Authority” means any United States or foreign, federal, state, provincial, municipal, local or similar governmental authority, regulatory or administrative agency, tribunal or court.

“Ground Leases” has the meaning set forth in Section 4.6(a)(v).

“Hazardous Material” means any substance, material or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "radioactive" or words of similar meaning or effect, including petroleum and its by products, asbestos, and polychlorinated biphenyls.

“Hotel Assets” mean, collectively, the Selling Subsidiaries’ right, title and interest in, to and under (a) the Real Property, (b) the Furnishings, Consumables, Supplies, Retail Inventories and Miscellaneous Hotel Assets, (c) the assignable Permits primarily related to the ownership or operation of the Hotels, (d) the Assigned Contracts and (e) any assignable Intellectual Property, but excluding, in each case, the Excluded Property.

“Hotels” means the hotels, motels or similar lodging establishments operated at the Real Properties, as set forth on Annex A.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Intellectual Property” means (a) all trademarks, service marks, trade dress, logos and trade names primarily related to the ownership and operation of the Hotels, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all trademarks or business or corporate names confusingly similar thereto in relation to any goods or services, and all applications, registrations, and renewals in connection therewith, (b) all copyrightable works, all copyrights, and applications, registrations, and renewals in connection therewith, (c) all software primarily related to the ownership and operation of the Hotels (including data, passwords, source codes and related documentation), and (d) all trade secrets primarily related to the ownership and operation of the Hotels; but excluding the Excluded Property and (ii) any Parent Marks.

“Interim Liquor Agreement” has the meaning set forth in Section 6.9(b).

“Initial Purchase Price” has the meaning set forth in Section 2.2.

“Inventoried Baggage” has the meaning set forth in Section 2.16.

“Inventoried Safe Deposit Box” has the meaning set forth in Section 2.15.

“Knowledge” as to Buyer means the actual knowledge of those persons listed in Section 1.1(a) of the Disclosure Schedule, and as to Seller means the actual knowledge of those persons listed in Section 1.1(b) of the Disclosure Schedule after inquiry of the general manager of each Hotel.

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“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority that has the force of law, including in relation to Taxes, in each case as in effect on and as interpreted on the Effective Date.

“Leased Real Property” means the real property leased or subleased by any Selling Subsidiary from a third party landlord or sublessor (and excluding any lease or sublease pursuant to an Operating Lease), as set forth in Section 1.1(c) of the Disclosure Schedule, including the buildings, fixtures and improvements located thereon.

“Legal Proceeding” means (a) any lawsuit, action, claim or other proceeding at law or in equity by or before a Governmental Authority or (b) any arbitral action.

“Lenders” means the holders of the Existing Loans.

“Lien” means, with respect to any property or asset, any lien, encumbrance, pledge, mortgage, deed of trust, hypothecation or security interest in respect of such property or asset.

“Liquor Licenses” means all Permits required under any Law for the continued sale of alcoholic beverages by Buyer at any Hotel from and after the Closing Date.

“Losses” means any losses, liabilities or damages that are actually suffered or sustained, whether resulting from the operation of this Agreement, a judgment, a settlement or an award, including those arising out of any Legal Proceeding, Law or Contract, including, the costs and expenses (including reasonable fees and expenses of counsel, consultants, experts, and other professional fees) associated therewith.

“Madison” means Madison Title Agency, LLC.

“Management Agreements” has the meaning set forth in Section 4.6(a)(i).

“Manager” means the operator, manager or management company under any Management Agreement.

“Material Adverse Effect” means, with respect to any Hotel, a material adverse effect on the results of operations, business or condition (financial or otherwise) of the Selling Subsidiary that owns or leases such Hotel; provided that any effect resulting or arising from any of the following (either alone or in combination) shall not be considered when determining whether a Material Adverse Effect shall have occurred:

(a)          any change in general economic conditions or in the industries or markets in which the Hotel and/or the applicable Selling Subsidiary operates;

(b)          any act of war (whether or not declared), armed hostilities or terrorism or other international or national calamity or any worsening of any of the foregoing;

(c)          any hurricane, earthquake, flood, fire or other natural disaster or act of God;

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(d)          any effect of any proposed or actual institution of any new, or change of interpretation of any existing, applicable Laws or GAAP, in each case, affecting any of the Seller or its Affiliates, Real Properties, Hotels, Hotel Assets or the industry in which Selling Subsidaries operate;

(e)          any change or development in financial, credit or capital markets (including interest rates or exchange rates), general economic or business conditions, or political, social or regulatory conditions;

(f)          any failure of the Hotel or Selling Subsidiary to meet, with respect to any period or periods, any internal forecasts or projections, estimates of earnings or revenues or business plans (whether such items are prepared by Seller, any Manager or otherwise) not arising from Seller’s breach of this Agreement, provided that this clause (f) shall not prevent a determination that any change or effect underlying such failure to meet forecasts, projections, estimates or business plans has resulted in a Material Adverse Effect (to the extent such effect is not otherwise excluded from this definition of Material Adverse Effect);

(g)          any business decision made or other action or omission taken or made by Buyer, any competitor of Buyer, any of Buyer’s Affiliates, any Manager or any Franchisor; and

(h)          any omission to act or action taken by Seller, in each case, to the extent expressly permitted by the terms of this Agreement or otherwise with the consent or upon the request of Buyer (including those omissions to act or actions taken which are required by this Agreement);

provided that in the case of clauses (a), (b), (c) (d) and (e), only to the extent such effect does not, individually or in the aggregate, have a materially disproportionate adverse impact on the Hotel or Selling Subsidiary relative to other Persons or properties in the affected geographic regions or industries.

“Material Contract” has the meaning set forth in Section 4.6(a).

“Miscellaneous Hotel Assets” mean all general intangibles relating to design, development, operation and use of the Hotels, all rights and work product under construction, service, consulting, engineering, architectural and other Contracts (including warranties contained therein), receipts, accounting and business records, books and files relating solely to the ownership or operation of the Hotels, plans and specifications of any portion of any Hotel, and keys and lock and safe combinations relating to the Hotels, but excluding (a) the Excluded Property and (b) any confidential or proprietary information of Parent or its Affiliates (other than the Selling Subsidiaries).

“Negotiated PIP” has the meaning set forth in Section 2.10(b)(ii).

“New Surveys” has the meaning set forth in Section 2.13(b).

“Non-Party Affiliate” has the meaning set forth in Section 8.6(e).

“Notifying Party” has the meaning set forth in Section 6.4.

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“Occasional Sale Certificate” has the meaning set forth in Section 2.12.

“Occupant” means any lessee, licensee, concessionaire or other Person with the right to use or occupy space or facilities at the Hotel under a Space Lease.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, declaration of partnership, articles of association, bylaws, operating agreement, limited liability company agreement, partnership agreement or similar formation or governing documents and instruments.

“Operating Leases” has the meaning set forth in Section 4.6(a)(iii).

“Owned Real Property” means the real property owned by any Selling Subsidiary, as set forth in Section 1.1(e) of the Disclosure Schedule, including the buildings, fixtures and improvements located thereon.

“Parent” has the meaning set forth in the Preamble.

“Parent Marks” has the meaning set forth in Section 6.5.

“Parties” means, collectively, Seller and Buyer and “Party” means any one of Seller or Buyer.

“Permit” means any authorization, license, permit, approval or certificate issued by a Governmental Authority, and including any professional licenses, including, without limitation, the Liquor Licenses.

“Permitted Exceptions” means (a) statutory Liens for current Taxes, assessments or other governmental charges, in each case, not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, (c) Liens created by Buyer, or its successors and assigns and (d) title exceptions approved by Buyer, as set forth in Section 2.14.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“PIPs” means the Change of Ownership PIPs and the Negotiated PIPs.

“Potential Contributor” has the meaning set forth in Section 8.4(h).

“Prorated Items” has the meaning set forth in Section 2.7(a).

“QI” has the meaning set forth in Section 10.12.

“Real Property” means the Owned Real Property and the Leased Real Property.

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“Reasonable Efforts” means good faith efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable cost or expense.

“Receiving Party” has the meaning set forth in Section 6.7(b).

“Released Claims” has the meaning set forth in Section 8.5(d).

“Remedial Action” means all actions to (a) clean up, remove or treat any Hazardous Material or (b) perform pre-remedial studies and investigations or post-remedial monitoring and care.

“Representatives” means, as to any Person, its Affiliates, and its and their respective equity holders, officers, directors, managers, employees, counsel, accountants, advisers, consultants and agents.

“Resale Certificate” has the meaning set forth in Section 2.12.

“Reserved Amount” has the meaning set forth in Section 6.12.

“Retail Inventories” means all sundry, gift shop and other merchandise held for resale at the Hotels, but excluding any Excluded Property.

“Sales Tax” has the meaning set forth in Section 2.12.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the Recitals.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Selling Baton Rouge Ground Lessor Subsidiary” has the meaning set forth in the

Preamble.

“Selling Operating Lessee Subsidiaries” and “Selling Operating Lessee Subsidiary” have the meanings set forth in the Preamble.

“Selling Operating Lessor Subsidiaries” and “Selling Operating Lessor Subsidiary” have the meanings set forth in the Preamble.

“Selling Subsidiary” and “Selling Subsidiaries” have the meanings set forth in the Preamble.

“Space Lease” means any space lease, lease, license or concession agreement which provides for the use or occupancy of space or facilities at any Hotel to which a Selling Subsidiary is a party (or to the Knowledge of Seller, entered into by a Manager on behalf of a Selling Subsidiary or a Hotel), including any leases or licenses for antennae and related equipment and including the Contracts set forth in Section 1.1(f) of the Disclosure Schedule; but excluding any booking or reservation agreement.

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“Specified Covenants” means the post-Closing covenants and agreements set forth in Section 2.7, Section 6.2, Section 6.3, Section 6.5, Section 6.6, Section 6.7, Section 6.8, Section 6.9, Section 6.12, Article VIII, Article X and in the Transaction Documents.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the combined voting power of the outstanding voting stock is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has the majority ownership power to direct the policies, management and affairs thereof.

“Supplies” means all china, glassware, linens, silverware, kitchen and bar small goods, paper goods, guest supplies, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, laundry supplies, stationery, menus, uniforms, brochures and other promotional materials, and all other similar supplies and materials located at the Hotels (or which have been ordered and paid for by, but not yet delivered to, any Hotel) whether used, unused or held in reserve storage, but excluding the Excluded Property.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Benefit” means, with respect to a Loss, an amount by which the Tax liability of a Person (or group of corporations filing a Tax Return that includes the Person), with respect to a taxable period, is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority (whether disputed or not), including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

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“Third Party Approvals and Notifications” has the meaning set forth in Section 2.10(a).

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Title Commitments” has the meaning set forth in Section 2.13(a).

“Title Company” means (i) with respect to the Ft. Myers Hotel, Madison Title Agency, LLC, 1125 Ocean Avenue, Lakewood, New Jersey 08701 – Attn: Faigy Feigelstock, ffeigelstock@madisontitle.com, and (ii) with respect to all other Hotels, Stewart Title Guaranty Company, Commercial Services, 1717 Main Street, Suite 3500, Dallas, Texas 75201 – Attn: Adam Rachavong, adam.rachavong@stewart.com.

“Title Policies” means the title insurance policies to be issued to Buyer pursuant to the Title Commitments.

“Trade Payables” means all open accounts payable to trade vendors or suppliers of any Hotel (or the Selling Subsidiary associated with such Hotel) and its related facilities.

“Transaction Document” means any agreement, instrument or document executed or delivered by any Party (or Affiliate thereof) to any other Party (or Affiliate thereof) at the Closing pursuant to the terms of this Agreement.

“True-Up Accountant” has the meaning set forth in Section 2.7(b).

“True-up Amount” has the meaning set forth in Section 2.7(b).

“United States” means United States of America.

“Unresolved Items” has the meaning set forth in Section 2.7(b).

“U.S. Bank” has the meaning set forth on Annex B.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act and any similar state and local Laws.

Section 1.2           Rules of Construction.

(a)          All article, section, schedule, annex and exhibit references used in this Agreement are to articles, sections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The schedules, annexes and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)          When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

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(c)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(d)          The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f)          The Recitals are incorporated into, and are an integral part of, this Agreement.

ARTICLE II

PURCHASE AND SALE; CLOSING; PRE-CLOSING CONSENTS AND WAIVERS

Section 2.1           Purchase and Sale of Hotel Assets; Assumption of Assumed Liabilities; Excluded Assets and Excluded Liabilities.

(a)          At Closing, upon the terms and subject to the conditions set forth in this Agreement, the Selling Subsidiaries shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from the Selling Subsidiaries, fee simple title to Real Property and all of the Selling Subsidiaries’ right, title and interest in, to and under the applicable Hotel Assets, free and clear of any Liens other than Permitted Exceptions, in each case as specified on Annex A.

(b)          At Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall assume and become responsible for, and shall pay, perform and discharge (or cause to be paid, performed and discharged) when due, the Assumed Liabilities.

(c)          Notwithstanding anything to the contrary contained herein, (i) the Hotel Assets shall not include any assets or properties other than those set forth in the definition of “Hotel Assets” and (ii) at the Closing Buyer will not assume or become responsible for any Excluded Liabilities.

Section 2.2           Consideration. The aggregate consideration payable by Buyer to Seller at the Closing for the Hotel Assets shall be cash equal to $101,000,000 (the “Initial Purchase Price”), which shall be increased or decreased, as applicable, by the amount of the Prorated Items as of the Closing Date (the amount determined as a result of the foregoing calculation is referred to as the “Final Purchase Price”). A portion of the Final Purchase Price shall be paid by Buyer at Closing pursuant to Section 2.3(b) based on the calculations in the Closing Statement, and it shall be subject to adjustment following the Closing pursuant to Section 2.7(b).

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Section 2.3           Deposit; Payment on Closing.

(a)          Prior to the Closing, Buyer deposited (i) $2,700,000 in the aggregate with Deposit Escrow Agent and (ii) $500,000 in the aggregate with Madison (together with all interest and earnings thereon, the “Deposit”). Deposit Escrow Agent and Madison held the Deposit in segregated interest-bearing accounts, and, pursuant to the Parties’ instructions, released the Deposit to Seller prior to the Closing. At the Closing, the Deposit shall be applied against the Final Purchase Price.

(b)          On the Closing Date, Buyer shall deliver to the Deposit Escrow Agent, by wire transfer of immediately available funds, the Final Purchase Price (less the Deposit). Without limiting the foregoing, but in furtherance thereof, Buyer and Seller hereby agree that on the Closing Date, the Deposit Escrow Agent shall be instructed to disburse the Final Purchase Price in accordance with a Closing Statement approved by Buyer and Seller in accordance with Section 2.4 and prepared consistent with the terms of this Agreement. Seller and Buyer agree that a portion of the Final Purchase Price may be used to pay the Lenders in respect of all the Existing Loans to be prepaid or defeased at the Closing (and after giving effect to the allocation between Buyer and Seller of any costs or other expenses related to such prepayment or defeasance pursuant to Section 2.8), in such amounts as are necessary to fully prepay or defease each such Existing Loan, thereby causing each such Existing Loan to terminate as of, and cease to be in effect from and after, the Closing (unless such Existing Loan is defeased, in which case the applicable Hotel and related Hotel assets will be unconditionally released from the Liens securing such Existing Loan but such Existing Loan will remain outstanding from and after the Closing as an obligation of Parent, one or more Selling Subsidiaries or one or more successor borrowers, as determined by Parent and the applicable Selling Subsidiaries).

Section 2.4           Closing Statement. Prior to the Closing, Title Company has caused to be prepared and delivered to Seller and Buyer a statement, setting forth the calculation of the Final Purchase Price (including the components of such calculation described in the definition thereof), and attaching the Estimated Proration Report pursuant to Section 2.7(b), as mutually approved by Seller and Buyer (collectively with such attachment, a “Closing Statement”). Following the Closing, any unresolved disputes with respect to matters set forth in the Closing Statement shall be resolved pursuant to the procedures set forth in Section 2.7(b).

Section 2.5           The Closing.         The closing of the transactions contemplated by this Agreement with respect to the Hotel Assets (the “Closing”) shall take place at the offices of the Title Company or by escrow, as the Parties may mutually agree, no later than noon (Eastern time) on the Closing Date.

Section 2.6           Closing Deliverables.         The following deliveries shall be made at the Closing:

(a)          Seller shall deliver to Buyer or the Deposit Escrow Agent, as applicable:

(i)          with respect to each Real Property to be transferred at the Closing, a counterpart of a deed duly executed by the applicable Selling Subsidiary substantially in the form of Exhibit A (each, a “Deed”), conveying the fee estate in such Real Property, with such modifications as are required by local law so that such Deed will be in recordable form and be the equivalent of a so-called “special warranty” deed in such local jurisdiction;

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(ii)         with respect to each Hotel Asset to be transferred at Closing, a counterpart to a bill of sale duly executed by the applicable Selling Subsidiary substantially in the form of Exhibit B (each, a “Bill of Sale”), transferring to Buyer all of such Selling Subsidiary’s right, title and interest in, to and under the Furnishings, Consumables, Supplies and Retail Inventories to be transferred at the Closing;

(iii)        with respect to each Hotel Asset to be transferred at Closing, a counterpart to an assignment and assumption agreement duly executed by the applicable Selling Subsidiary substantially in the form of Exhibit C (each, an “Assignment and Assumption”), transferring to Buyer all of such Selling Subsidiaries’ right, title and interest in, to and under the Assigned Contracts, Miscellaneous Hotel Assets, assignable Permits and assignable Intellectual Property to be transferred at the Closing, and evidencing Buyer’s assumption of the Assumed Liabilities to be assumed at the Closing;

(iv)        an estoppel letter from each tenant under such Space Lease, in form and substance reasonably acceptable to Buyer and Buyer’s lender; provided, however, that Seller shall not be obligated to deliver an estoppel letter from any lessee or licensee under an antenna lease or antenna license which is a Space Lease;

(v)         counterparts of any documents to be executed at the Closing (if any) by Seller or any of its Affiliates in connection with the prepayment or defeasance of all Existing Loans;

(vi)        counterparts of any documents to be executed at the Closing (if any) by Seller or any of its Affiliates in connection with obtaining the Franchisor Consents;

(vii)       a duly executed copy of the Closing Statement;

(viii)      an original certificate of title duly executed by the applicable Selling Subsidiary for each owned vehicle included in the Hotel Assets, with an appropriate transfer of such vehicle titles to Buyer;

(ix)         to the extent required in respect of the Closing pursuant to Section

6.9(b), a duly executed counterpart to an Interim Liquor Agreements;

(x)          a certificate dated the Closing Date, duly executed by an authorized officer of Seller, certifying that the conditions to the Closing specified in Sections 7.2(a) and 7.2(b) have been fulfilled;

(xi)         a certificate dated the Closing Date, duly executed by either, as applicable, (i) an authorized officer of Parent, certifying, as applicable, Selling Subsidiary’s status as a disregarded entity for federal income Tax purposes and Seller’s non-foreign status in accordance with Treasury Regulations Section 1.1445-2(b) and any state or local law equivalents or (ii) an authorized officer of each Selling Subsidiary, certifying such Selling Subsidiary’s non-foreign status in accordance with Treasury Regulations Section 1.1445-2(b) and any state or local law equivalent;

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(xii)        a tax declaration or similar documents (or counterparts thereto, as applicable) duly executed by the applicable Selling Subsidiary as required to be executed by a “seller” or “grantor” in connection with any transfer, stamp, excise or similar tax imposed by the state, county or city in connection with the Closing;

(xiii)       evidence termination of the applicable Management Agreement;

(xiv)      evidence of termination of any Ground Lease for any Real Property subject to the same, to be recorded prior to the Deed for such Real Property;

(xv)       possession of the Hotels, subject to the rights of Hotel guests and the Permitted Exceptions, and any and all keys, access codes and plans and specifications for the Improvements on the Real Property in Seller’s possession;

(xvi)      a title affidavit in customary form and substance required for the Title Company to issue the Title Policy as requested by Buyer;

(xvii)     such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by the applicable Selling Subsidiary by applicable state and local law in connection with the conveyance of the Real Property;

(xviii) the Closing Sales Tax Forms;

(xix)       evidence of termination of each Operating Lease; and

(xx)        such other customary documents as may be reasonably requested by Buyer or the Title company in connection with the Closing.

(b)          Buyer shall deliver or cause to be delivered to Seller or the Deposit Escrow Agent, as applicable:

(i)          the Final Purchase Price (less the Deposit), in accordance with Section 2.3(b);

(ii)         a duly executed counterpart to the Assignment and Assumption;

(iii)        counterparts of any documents to be executed at the Closing (if any) by Buyer or any of its Affiliates in connection with obtaining the Franchisor Consents;

(iv)        a duly executed copy of the Closing Statement;

(v)         to the extent required in respect of the Closing pursuant to Section 6.9(b), a duly executed counterpart to an Interim Liquor Agreements;

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(vi)        a certificate, dated the Closing Date, duly executed by an authorized officer of Buyer, certifying that the conditions to the Closing specified in Sections 7.3(a) and 7.3(b) have been fulfilled;

(vii)       a duly executed tax declaration or similar documents (or counterparts thereto, as applicable) required to be executed by a “buyer” or “grantee” in connection with any transfer, stamp, excise or similar tax imposed by the state, county or city in connection with the Closing; and

(viii)      such other customary documents as may be reasonably requested by Seller or the Title Company in connection with the Closing.

Section 2.7           Proration Calculation Principles.

(a)          The following items (collectively, the “Prorated Items”) shall be prorated between Seller and Buyer as of the Closing Date (on the basis of the actual number of days elapsed over the applicable period) in accordance with the calculation principles set forth below, with Buyer being deemed to be the owner of the Hotel Assets transferred at the Closing during the entire day on the Closing Date and being entitled to receive all operating income of such Hotel Assets, and being obligated to pay all operating expenses of such Hotel Assets, with respect to the Closing Date:

(i)          Buyer shall give Seller a credit at the Closing for the amount of all accounts receivable, accruing or arising prior to the Closing from the operation of the Hotel Assets, as reflected in the books of Seller (or the applicable Selling Subsidiary or Manager) and verified by Buyer prior to Closing, discounted as follows: (1) 100% of the total receivables aged 0-60 days; (2) 50% of the total receivables aged 61-90 days; and (3) 0% of the total receivables aged over 90 days.

(ii)         Buyer shall be entitled to all Hotel room, food service, bar, beverage and liquor revenues and charges and all revenues and charges from restaurant operations, Hotel banquet and conference facility operations, all revenues realized from the use of gift cards, gift certificates and similar instruments, and all other revenue of any kind attributable to any of the same for the period on and after the Cut-off Time, and Seller shall be entitled to all such revenues and charges attributable to any period prior to such Cut-off Time. Notwithstanding the foregoing, Buyer and Seller shall each be entitled to one-half (1/2) of the revenue from hotel rooms at the Hotels, including any parking charges related thereto, for the night preceding the Closing, and shall each bear one-half of the credit card charges, travel company charges and similar commissions relating thereto. Seller shall provide Buyer a credit at the Closing in an amount equal to all guest reservation deposits held by the Hotels for guests arriving or staying after check out time for such Hotels on the Closing Date, together with reasonable documentation or other evidence of such deposit amounts and related reservations.

(iii)        Buyer shall give Seller a credit at the Closing for all petty cash funds at the Hotels held by Seller or its Manager (whether in registers, vaults, safes (other than guest room safes) or otherwise). Buyer and Seller shall make mutually satisfactory arrangements for counting such cash and cash equivalents as of the Cut-off Time.

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(iv)        Seller agrees to pay (or cause the applicable Manager or Selling Subsidiary to pay), at or as of the Closing, all Trade Payables which have been invoiced and are due and owing as of the Closing. With respect to Trade Payables that are not yet due and payable as of the Closing but which have accrued or relate to that period on or prior to the Cut-off Time, Buyer shall receive a credit at the Closing in the amount of such Trade Payables and Buyer shall be obligated to pay such payables from and after the Closing. Buyer agrees to pay, or cause the applicable Manager to pay, all Trade Payables from each applicable Hotel which accrue and relate to that period after the Cut-off Time, including any Trade Payables for Supplies ordered in the ordinary course of business before the Closing and to the extent delivered to the applicable Hotel on or after the Closing Date.

(v)         Any amounts prepaid or payable under any Assigned Contracts, and any advertising expenses, trade association dues and trade subscriptions shall be prorated at the Closing as of the Closing Date with Seller obligated for all sums accrued prior to the Cut-off Time and Buyer obligated for all sums accrued after the Cut-off Time. All other amounts owed or owing under the Assigned Contracts shall be apportioned between Seller and Buyer as of the Cut-off Time.

(vi)        Buyer shall receive a credit for any accrued but unpaid sales, use, rooms, occupancy, excise and similar Taxes, personal property Taxes, ad valorem real estate Taxes, and other Taxes imposed in respect of the Hotels, the Real Property and the other Hotel Assets for the portion of the current year which has elapsed prior to the Closing Date (and to the extent unpaid, for prior years), and Seller shall receive a credit for any such Taxes imposed in respect of the Hotels, the Real Property and the other Hotel Assets for the portion of the period after the Closing to the extent such Taxes have been paid prior to the Closing. If the amount of any such Taxes have not been determined as of the Closing, such credit shall be based on the most recent ascertainable Taxes and shall be reprorated upon issuance of the final Tax bill. Any refunds of such Taxes shall be allocated between Buyer and Seller based on the portion of the year in which the Closing occurred that each of them owned (directly or indirectly) the applicable Hotel, Real Property or other Hotel Assets. In no event shall Seller be charged with or be responsible for any increase in the Taxes on the Real Property or other Hotel Assets resulting from the sale of the Real Property or other Hotel Assets contemplated by this Agreement or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Real Property or other Hotel Assets are payable in installments, then the installment allocable to the current period shall be prorated (with Seller being allocated the obligation to pay any installments due on or prior to the Closing Date and Buyer being allocated the obligation to pay any installments due after the Closing Date).

(vii)       Prior to Closing, Seller may appeal any Taxes imposed in respect of the applicable Hotel, Real Property or other Hotel Assets for any pre-Closing period, and any contingency fee charged by any consultant or other third party pursuing such Tax appeal shall be reduced on a pro-rated basis from the refund payable to each of Seller and Buyer. If any appeal of any Taxes is pending as of the Closing Date with respect to any Tax period that has closed prior to the Closing Date, Seller shall be entitled to receive any rebate or credit resulting from such appeal, and shall pay all expenses of prosecuting such appeal. If any appeal of any Taxes is pending as of the Closing Date with respect to the period in which the Closing Date occurs (“Current Year Tax Appeal”), such Taxes shall be re-prorated between Seller and Buyer as of the Cut-off Time in accordance with the results of such Current Year Tax Appeal. Seller and Buyer shall reasonably cooperate in the prosecution of each Current Year Tax Appeal. All third party costs and fees incurred in connection with any Current Year Tax Appeal, including legal fees and expenses, shall be paid by Seller to the extent due and payable prior to the Closing Date, and shall be paid by Buyer to the extent due and payable on or after the Closing Date, but upon completion of the Current Year Tax Appeal, all such costs and fees shall be prorated between Buyer and Seller in the same proportion as they bear re-prorated Taxes.

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(viii)      Utilities and fuel, including, without limitation, steam, water, electricity, gas and oil shall be prorated as of the Closing. Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay (or cause the applicable Selling Subsidiary to pay) the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days prior to the Closing Date, and such adjustment shall be reprorated when the next utility bills are received. Seller shall receive a credit for all deposits made by or on behalf of Seller, any Selling Subsidiary or any Manager as of the Cut-off Time as security under any Assigned Contract, utility, public service or other arrangement to the extent the same remains on deposit and is assigned for the benefit of Buyer.

(ix)         To the extent the applicable Selling Subsidiary is entitled to such revenues under the applicable Management Agreement or otherwise, Seller shall receive a credit for all vending machine revenues, and pay telephone and washroom and checkroom revenues at the applicable Hotels as of the Cut-off Time and all such revenues following the Cut-off Time shall become the property of Buyer upon the Closing.

(x)          Seller shall receive a credit for Seller’s cost of all unopened and usable items of Consumables, Supplies and Retail Inventories at the Closing maintained in the ordinary course of business. For this purpose, an individual container of multiple products shall not be considered opened if such container of multiple products itself is not opened but the crate, box or pallet including such container of multiple products and other similar containers have been opened.

(xi)         Seller shall receive a credit for any recurring fees for any Real Property’s or any Hotel’s Permits which have been paid by Seller (or the applicable Manager or Selling Subsidiary) prior to the Closing and relate to the period from and after the Closing Date, and Buyer shall receive a credit for any such fees which have not been paid as of the Closing and relate to the period prior to the Closing Date.

(xii)        Seller shall retain all account(s) that hold all funds for the benefit of Seller, any Selling Subsidiary or any Hotel, including any “FF&E reserve,” “reserve for replacements,” “working capital,” “operating funds,” or other accounts, reserves or escrows, whether maintained by any Manager under the applicable Management Agreement or otherwise. At the Closing, Buyer shall fully fund any required reserve, escrow or similar fund or account under its new management agreements.

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(xiii)       Rent and all other amounts actually received from Occupants under any Space Leases shall be apportioned between Seller and Buyer as of the Cut-off Time. If any arrearage exists under any Space Lease as of the Closing Date, any amounts collected on or after the Closing Date with respect to such Space Lease shall be applied first to amounts then due and payable under such Space Lease with respect to periods from and after to the Closing Date, and thereafter to any amounts then due and payable under such Space Lease with respect to the period prior to the Closing Date.

(xiv)      Buyer shall receive a credit for all cash security deposits, if any, held by or for any Selling Subsidiary under any Space Leases. Buyer shall cause such amount to be maintained after the Closing as a security deposit in accordance with the terms of the applicable Space Lease and applicable Law and shall indemnify and hold harmless the Seller Indemnified Parties from all Legal Proceedings of Occupants with respect thereto. In the event that any Selling Subsidiary holds any letters of credit as a security deposit under any Space Lease, then Seller shall cause such letters of credit to be transferred to Buyer at the Closing or as soon as reasonably practicable thereafter. Seller shall bear all costs and expenses required to transfer any such letters of credit.

(xv)       Any other items of operating income or operating expense which are customarily apportioned between the parties in real estate closings of comparable commercial properties in the metropolitan areas where the applicable Real Property is located shall be prorated between Seller and Buyer as of the Closing Date on an accrual basis, based on the actual number of days in the month (quarter, year or other applicable period) during which the Closing Date occurs.

(b)          All of the Prorated Items that can be determined or estimated as of the Closing Date shall be so determined or estimated by the Parties at least two (2) Business Days prior to the Closing in a report (each, an “Estimated Proration Report”) which shall be attached to, and form a part of, the Closing Statement delivered by Title Company to Seller and Buyer in respect of the Closing pursuant to Section 2.4. Any such Estimated Proration Report shall include a detailed breakdown of the Prorated Items and shall be prepared in a manner consistent with the calculation principles and procedures set forth in Section 2.7(a), and shall include (i) an estimate of revenues or payables applicable to the night before or day of the Closing, and (ii) the final cash accounting described in Section 2.7(a)(iii), which shall both be finalized in the Final Settlement Statement. Not later than three (3) months following the Closing Date, Buyer shall prepare and issue to Seller an updated proration report and closing statement (each, a “Final Settlement Statement”) prepared in a manner consistent with the calculation principles and procedures set forth in Section 2.7(a), and which shall adjust those Prorated Items and other items on the Closing Statement (A) which were not apportioned on the Estimated Proration Report or Closing Statement because of the unavailability of information, (B) which were apportioned on the Estimated Proration Report or Closing Statement based upon estimated, inaccurate or incomplete information, or (C) for which manifest errors existed on the Estimated Proration Report or Closing Statement. Buyer and Seller shall each have the right to have their respective accountants review drafts of each Final Settlement Statement such that such Final Settlement Statement accurately reflects the operations of the Hotels on the Closing Date, and Buyer shall provide Seller and its Representatives reasonable access to the Buyer’s principal place of business where such books and records will be available to review such books and records to enable Seller to audit the same with respect to such Final Settlement Statement. The Parties shall meet to come to a final determination of the accuracy of each Final Settlement Statement within thirty (30) days (“Final Proration Period”) after the issuance of such Final Settlement Statement. Unless any matters remain in dispute upon the expiration of the Final Proration Period, then within five (5) days of such expiration, Seller or Buyer, as the case may be, shall pay to the other the amount as may be required by the Final Settlement Statement (the “True-up Amount”). If any matters remain in dispute (the “Unresolved Items”) at the expiration of any Final Proration Period, then Seller shall within ten (10) days deliver to Buyer a listing of three accounting firms of recognized national or regional standing and Buyer shall, within ten (10) days after receipt of such list, select one of such three accounting firms, provided that the firm ultimately selected may not be performing audit or other services for either Seller or Buyer at such time (such firm as is ultimately selected pursuant to the aforementioned procedures being the “True-Up Accountant”). Buyer and Seller shall use their Reasonable Efforts to cause the True-Up Accountant to issue its written determination regarding the Unresolved Items within thirty (30) days after such Unresolved Items are submitted for review. The True-Up Accountant shall make a determination with respect to the Unresolved Items only and shall be limited to those adjustments, if any, that need to be made in order for the Final Settlement Statement to comply with the standards referred to in this Section 2.7. In no event shall the True-Up Accountant’s determination of any Unresolved Items be outside the range of Buyer’s and Seller’s disagreement.         The determination of the True-Up Accountant shall be final, binding and conclusive for all purposes hereunder. Such amounts as finally determined by the True-Up Accountant shall be used to determine the True-Up Amount, which shall be paid by the applicable Party within five (5) days of the True-Up Accountant’s determination. Upon payment of the True-up Amount pursuant to this Section 2.7(b), such True-Up Amount shall be deemed final and binding on the Parties and except as otherwise expressly set forth in this Agreement there shall be no further adjustment between Seller and Buyer for income and expenses.

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(c)          Buyer and Seller shall share the fees and expenses of the True-Up Accountant in inverse proportion to the relative amounts of the Unresolved Items determined in favor of such Party, in accordance with the following formulas: (i) Seller shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of Buyer and the denominator of which is the total dollar amount of Unresolved Items and (ii) Buyer shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of Seller and the denominator of which is the total dollar amount of Unresolved Items.

Section 2.8           Closing Costs. In connection with the Closing:

(a)          Buyer shall bear and pay: (i) the costs, fees and expenses required to be incurred in connection with prepaying or defeasing the Existing CMBS Loans (but not any other Existing Loans), including withhout limitation any legal fees of Buyer, Lenders or any loan servicer, application fees, agency fees or transfer fees or penalties, costs of defeasance and yield maintenance premiums, (ii) the costs, fees and expenses required to be incurred in connection with, or arising as a result of, obtaining any Franchisor Consent (including any franchise application fees, license fees or PIPs); (iii) all title search, title commitment, title endorsement and title policy costs and fees (other than the cost of the standard Title Commitment (without endorsements) for the Ft. Myers Hotel); and (iv) all recording fees and charges incident to the sale of the Hotel Assets.

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(b)          Seller shall bear and pay (i) the costs, fees and expenses required to be incurred in connection with the termination of any Operating Lease, Ground Lease or any Management Agreement; (ii) the costs, fees and expenses required to be incurred in connection with prepaying the Existing Non-CMBS Loans and Seller’s legal fees and expenses in prepaying or defeasing the Existing CMBS Loans; (iii) the cost to cure any title defects which Seller is obligated or elects to cure pursuant to Section 2.14; and (iv) the cost of the standard Tittle Commitment (without endorsements) for the Ft. Myers Hotel.

(c)          The costs, fees and expenses required to be incurred in connection with the engagement of the Deposit Escrow Agent shall be borne equally by the Parties.

(d)          All other costs incurred at the Closing, including transfer taxes, shall be borne by the Parties in accordance with local custom.

Section 2.9           Due Diligence and Pre-Closing Access. After the Effective Date and prior to the Closing, Seller afforded to Buyer and its authorized Representatives reasonable access (at Buyer’s sole cost and risk, during normal business hours and in such manner as not to unreasonably interfere with the normal operation of Parent’s, the Selling Subsidiaries’, any Manager’s or any Occupant’s business at the Hotels) to such Real Property, Hotels and other Hotel Assets (including the books, Contracts (other than the Franchise Agreements, Management Agreements and Operating Leases) and records of the Selling Subsidiary that owns or otherwise has the right to use such Real Property, Hotel or other Hotel Assets) to the extent the same is in Seller’s possession (it being agreed and understood that true, correct and complete copies of all such books, Contracts, records and other information, including without limitation, financial and operating statements, budgets, tax statements, rent rolls, engineering and environmental reports, loan documents, capital expenditure and maintenance records, guaranties, warranties, insurance policies, loss history reports, plans and specifications, certificates of occupancy, liquor licenses, permits, shall be made available in Seller’s electronic data room to which Buyer and its Representatives have access shall constitute sufficient access hereunder, provided the same is fully accessible to Buyer as of the Effective Date), in each case, as Buyer and such Representatives may reasonably request; provided, that Buyer shall (a) indemnify, defend and hold harmless each Seller Indemnified Party from and against any and all liabilities, claims and expenses (including reasonable attorneys’ fees), including, without limitation, those for personal injury to or death of any of Buyer’s directors, officers, employees, or other Representatives, in each case arising out of or related to any physical access to the Hotels permitted by this Section 2.9, except to the extent such claims arise from the negligence or willful misconduct of the Seller Indemnified Parties, (b) provide Parent with a liability insurance policy naming Parent as a named insured in the amount of at least $1,000,000 combined single limit and $2,000,000 general aggregate with respect to Buyer’s and its Representatives’ activities at the Real Property, the Hotels and the other Hotel Assets and (c) restore the Hotels, the Real Property and the other Hotel Assets, at its own expense, to substantially the same condition which existed prior to its access thereto. Seller shall have the right to have a Representative present at all times during any such inspections and examinations. Additionally, Buyer shall hold in confidence all such non-public information on the terms and subject to the conditions contained in the Confidentiality Agreement.         Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to (i) bids received from others in connection with the sale process that gave rise to the transactions contemplated by this Agreement, or in connection with any other sale process related to the Real Property, any Hotel or any other Hotel Assets, or any information or analysis (including financial analysis) relating to any such bids, (ii) any information the disclosure of which would (A) jeopardize any legal privilege or work-product privilege available to Seller or any of its Affiliates relating to such information or (B) cause Parent, any of the Selling Subsidiaries or any of their respective Affiliates to breach a written confidentiality agreement to any non-affiliated third party, provided Seller will use good faith efforts to obtain such party’s consent to allow such disclosure, (iii) organizational, financial and other documents relating to Seller or any of its Affiliates (other than any Selling Subsidiary), (iv) information contained in any internal financial analyses or projections with respect to the Selling Subsidiaries or the Real Property, any Hotel or any other Hotel Asset or (v) any information the disclosure of which would be prohibited by Law or Contract, provided Seller will use good faith efforts to obtain such party’s consent to allow such disclosure. Notwithstanding anything to the contrary contained herein, prior to the Closing, unless otherwise expressly permitted hereunder, (x) Buyer shall not contact any landlords under Ground Leases, Occupants, Manager, Franchisors, Employees or Lenders or any of their respective Representatives regarding the Real Property, the Hotels, the other Hotel Assets, this Agreement or the Transaction Documents or other transactions contemplated hereby or thereby unless Buyer provides Parent with at least one (1) Business Day’s prior notice by telephonic or email notice to Parent’s contact below (which shall not be less than 24 hours’ prior notice) of such contact or meeting and the opportunity to observe such contact or meeting; provided, such presence will not unreasonably restrict or deny Buyer access and (y) Buyer shall have no right to perform any invasive testing (environmental, structural or otherwise) at any Real Property or any Hotel (such as soil borings, water samplings or the like) without the prior written consent of Parent not unreasonably withheld or delayed. For purposes of clause (x) above, Parent’s contact shall be Marc Dober (ph: 561-635-1175; email: mdober@lightstonegroup.com).

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Section 2.10         Third Party Approvals and Notifications; Non-Assignable Assets; Further Assurances.

(a)          Seller shall use Reasonable Efforts to, as soon as reasonably practicable, obtain such consents, waivers, approvals, orders and authorizations (including cooperating with Buyer in obtaining the Franchisor Consents), and make such notifications (including to Lenders under the Existing Loans), in each case, as are reasonably necessary to consummate the transactions contemplated hereby (collectively the “Third Party Approvals and Notifications”). Buyer shall cooperate with Seller to assist Seller to obtain such Third Party Approvals and Notifications.

(b)          Without limiting the generality of the provisions of Section 2.10(a), but in furtherance thereof, the following provisions shall apply prior to the Closing:

(i)          Seller has provided Buyer with a reasonably detailed description and estimated calculation of the cost of prepaying or defeasing the Existing CMBS Loans which Buyer is to pay pursuant to clause (i) of Section 2.8(a).

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(ii)         Buyer, at its sole cost and expense and in its own name, has made all necessary applications, including payment of the required application fees (on each Franchisor’s standard form application) for, and has obtained each of the Franchisor Consents. Buyer acknowledges that it has received, in connection with the Franchisor Consents, a Property Improvement Program (“Change of Ownership PIP”) prepared by each Franchisor, pursuant to which Buyer will be required to upgrade and make certain improvements at the applicable Hotels in connection with its purchase thereof. Buyer shall satisfy the requirements of the Change of Ownership PIPs pursuant to and in accordance with the terms thereof. Notwithstanding the foregoing, prior to the Closing, Buyer may, but shall not be obligated to, endeavor to negotiate with each Franchisor to amend the requirements of the Change of Ownership PIPs. If Buyer and any Franchisor agree in writing to amend the requirements of any Change of Ownership PIP (such amended Change of Ownership PIP being referred to herein as a “Negotiated PIP”), then Buyer shall satisfy the requirements of the Negotiated PIP pursuant to and in accordance with the terms thereof. All upgrades and improvements required by the Change of Ownership PIP or Negotiated PIP, as applicable, shall be performed after the Closing at Buyer’s sole cost and expense, without any debit or credit to the Final Purchase Price. At or promptly after Closing, Buyer will sign Franchisor’s standard form franchise agreement.

(iii)        Prior to or concurrently with the Closing, Seller take such actions as are necessary (at Seller’s sole cost and expense) to terminate the Operating Leases and the Management Agreements, effective as of the Closing.

(c)          Subject to, and not in limitation of, Sections 2.10(a) and 2.10(b) each of Buyer and Seller shall use their respective Reasonable Efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including by executing and delivering to each other such other documents, agreements or instruments of transfer as are reasonably necessary therefor) and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

(d)          Notwithstanding Section 2.1 or anything else in this Agreement to the contrary (other than any express obligation of Seller hereunder to obtain consent (if required) to the assignment of any Material Contract to Buyer at Closing), neither this Agreement nor any other document related to the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall constitute an assignment or an attempted assignment of any Assigned Contract for which any required consent has not been obtained. Pending the obtaining of any such consent, Buyer and Seller shall reasonably and lawfully cooperate with each other in any mutually agreeable proposed arrangements that (i) provides to Buyer the benefits of use of the applicable Assigned Contract for its term and (ii) provides that Buyer will bear the liabilities and obligations of the applicable Assigned Contract for its term to the extent such liabilities or obligations would be Assumed Liabilities if such consent had been obtained. Once such consent for the assignment of an applicable Assigned Contract is obtained, Seller shall promptly assign such Assigned Contract to Buyer, and, to the extent the liabilities or obligations under such Assigned Contract assigned to Buyer are Assumed Liabilities, Buyer shall assume such liabilities and obligations with respect to such Assigned Contract from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer).

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Section 2.11         Purchase Price Allocation. The Parties have not been able to agree upon an allocation of the Initial Purchase Price amongst the Hotels or the Hotel Asset categories. Consequently, and notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that (a) each Party shall file federal, state and local Tax Returns based on each Party’s own determination of the proper allocation of the Final Purchase Price, each bearing its own consequences with respect to any discrepancies, and (b) the Parties shall use Buyer’s proposed allocation to Real Property solely for purposes of determining any transfer tax payable at Closing and for the amount listed on the Title Policy for each Hotel.

Section 2.12         Sales Tax. At or prior to Closing, the Parties shall pay per the local closing custom where each Hotel is located all personal property and sales taxes to which each Hotel is subject (and any surtax, interest and penalties thereon) (collectively, “Sales Tax”) payable as a result of the sale to Buyer of Furnishings, Consumables, Supplies, and Retail Inventories and all other items for which Sales Tax is or may be payable under applicable law (collectively, the “Closing Sales Tax”). In connection with the Closing Sales Tax, Seller shall prepare or obtain all applicable forms for filing with the appropriate governmental authorities and/or that Seller determines are necessary or desirable in order to accurately calculate the Closing Sales Tax, if available (collectively, the “Closing Sales Tax Forms”). Buyer shall be responsible for paying the Closing Sales Tax (with the responsibility therefor allocated as described in the first sentence of this Section above) and delivering the Closing Sales Tax Forms to the appropriate taxing authorities. The term “Closing Sales Tax Forms” includes (a) valid resale certificates and seller's permits or licenses for the sale of Retail Inventories at the Hotel (each, a “Resale Certificate”) from each of the applicable jurisdictions; and (b) where applicable, such documentation confirming that the transactions contemplated under this Agreement constitute an “occasional sale” under applicable Law (with respect to each Hotel, each is an “Occasional Sale Certificate”). Seller and Buyer each agrees to cooperate reasonably in executing such Resale Certificates and Occasional Sale Certificates, if necessary under applicable Law.

Section 2.13         Delivery of Title Commitment and Survey.

(a)          Title Commitment. Prior to Closing, Seller delivered to Buyer: (i) the existing title insurance policies with respect to the Real Property (collectively, “Existing Title Policies”), and (ii) copies of all documents of record referred to in the Existing Title Policies as exceptions to title to the Real Property. Prior to Closing, Buyer caused to be prepared and delivered to Seller: (i) a current commitment for title insurance or preliminary title report with respect to the Real Property (collectively, the “Title Commitments”) issued by the Title Company, in the amount of the Initial Purchase Price and on an ALTA 2006 Standard Form commitment, with Buyer as the proposed insured, and (ii) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Real Property.

(b)          Survey. Prior to Closing, Seller delivered to Buyer its existing surveys of the Real Property (collectively, the “Existing Surveys”). Prior to Closing, Buyer caused the Existing Surveys to be updated and new surveys of the Real Property to be prepared (collectively, the “New Surveys”), with copies delivered to Seller.

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Section 2.14         Title and Survey Review. Prior to Closing, Buyer reviewed title to the Real Property as disclosed by the Title Commitments and the New Surveys. Prior to Closing, Buyer notified Seller in writing of any title matters to which Buyer objects (“Buyer’s Objections”). Seller shall have no obligation to cure any Buyer’s Objections or any other title matter except (i) monetary Liens of an ascertainable amount voluntarily created by, under or through Seller, which Liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Final Purchase Price or a portion thereof for such purpose), (ii) any uncontested judgments or uncontested mechanics or similar Liens filed against Seller and encumbering the Real Property, and (iii) any exceptions or encumbrances to title which are not Permitted Exceptions and which are voluntarily created by, under or through Seller after the Effective Date without Buyer’s consent, which Seller shall remove (provided that if Buyer’s consent to such an encumbrance is requested, such consent shall not be unreasonably withheld or delayed). Subject to Seller’s satisfaction of its obligation pursuant to the preceding sentence, Buyer is satisfied with the Title Commitments.

Section 2.15         Safe Deposit Boxes. Not more than one (1) day prior to the Closing, Seller shall notify (or shall cause each Manager to notify) all guests or customers who are then using a safe deposit box at the Hotels advising them of the pending change in management of the Hotels and requesting them to conduct an inventory and verify the contents of such safe deposit boxes. All inventories by such guests or customers shall be conducted under the joint supervision of employees, agents or representatives of the Parties. At Closing and following such inventory and verification, Seller shall deliver to Buyer all keys, receipts and agreements for such safe deposit boxes (and thereafter such safe deposit boxes shall be deemed an “Inventoried Safe Deposit Box”). Buyer shall be responsible for, and shall indemnify and hold harmless the Seller Indemnified Parties in accordance with Section 8.2 from and against any Loss incurred by any Seller Indemnified Parties with respect to, any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is deemed an Inventoried Safe Deposit Box pursuant to this Section 2.15. Seller shall be responsible for, and shall indemnify and hold harmless the Buyer Indemnified Parties in accordance with Section 8.2 from and against any Loss incurred by any Buyer Indemnified Parties with respect to, any theft, loss or damage to the contents of any safe deposit boxes prior to the time such safe deposit boxes are deemed an Inventoried Safe Deposit Box. This Section 2.15 shall survive the Closing.

Section 2.16         Baggage. On the Closing Date, employees, agents or representatives of the Parties jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of Seller or a Selling Subsidiary or a Manager at the Hotels, and Seller shall deliver to Buyer the keys to any secured area which such baggage and other items are stored (and thereafter such baggage, boxes and other items inventoried shall be deemed the “Inventoried Baggage”). Buyer shall be responsible for, and shall indemnify and hold harmless the Seller Indemnified Parties in accordance with Section 8.2 from and against any Loss incurred by any Seller Indemnified Parties with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Buyer which was not inventoried by the Parties. Seller shall be responsible for, and shall indemnify and hold harmless the Buyer Indemnified Parties in accordance with Section 8.2 from and against any Loss incurred by any Buyer Indemnified Parties with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage, boxes or similar items left in the care of Seller which was not inventoried by the Parties. This Section 2.16 shall survive the Closing.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO PARENT

Except as disclosed in the Disclosure Schedule, Parent hereby represents and warrants to Buyer as follows with respect to Parent:

Section 3.1           Organization of Parent. Parent is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own or lease its assets and to conduct its business as it is now being conducted.

Section 3.2           Authorization; Enforceability. Parent has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents by Parent and the consummation by Parent of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of Parent. This Agreement has been, and as of the Closing Date, each of the Transaction Documents to which Parent is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by Parent and constitutes, or in the case of such Transaction Documents, will constitute a legally valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3           No Conflict.

(a)          None of the execution and delivery by Parent of this Agreement or the Transaction Documents to which it is a party, the consummation by Parent of the transactions contemplated hereby or thereby, or the compliance by Parent with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, its Organizational Documents or any Law or (ii) conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation under, any Contract to which Parent is a party or by which Parent or its properties or assets are bound, except, in the case of this clause (ii), for such conflicts, violations, defaults, terminations or cancellations as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Parent to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

(b)          No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Parent in connection with the execution and delivery by Parent of this Agreement or the Transaction Documents to which it is a party or the consummation by Parent of the transactions contemplated hereby or thereby, except for (i) such consents, waivers, approvals, ordes, permits, declarations, filings or notifications expressly contemplated herein or (ii) such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

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(c)          Parent has not made any general assignment for the benefit of creditors, become insolvent or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness or consented, in any creditors’ proceeding, to the appointment of a receiver or trustee of Parent for the property or any part thereof of any of them or been named in an involuntary bankruptcy proceeding and to the Knowledge of Parent, no such actions are contemplated or have been threatened.

Section 3.4           Litigation. As of the Effective Date, there are no (a) Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or (b) outstanding orders or unsatisfied judgments from any Governmental Authority binding upon Parent, in each case, that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Parent to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

Section 3.5           Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with Seller or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLING SUBSIDIARIES

Except as disclosed in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows with respect to each Selling Subsidiary:

Section 4.1           Organization of the Selling Subsidiaries; Authorization and Enforceability.

(a)          Each of the Selling Subsidiaries is the type of entity set forth across from its name on Section 4.1 of the Disclosure Schedule, duly organized, validly existing and in good standing under the Laws of its jurisdiction and has the requisite power and authority to own or lease its assets and to conduct its business as it is now being conducted. Each Selling Subsidiary is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where such failures to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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(b)          Each Selling Subsidiary has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform all obligations to be performed by it thereunder. The execution and delivery of the Transaction Documents by the Selling Subsidiaries and the consummation by the Selling Subsidiaries of the transactions contemplated thereby will, as of the Closing, have been duly and validly authorized and approved by all requisite action on the part of the Selling Subsidiaries party thereto. As of the Closing Date, each of the Transaction Documents to which any Selling Subsidiary is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by the Selling Subsidiary Party thereto and will constitute a legally valid and binding obligation of such Selling Subsidiary, enforceable against such Selling Subsidiary in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.2           No Conflict; Regulatory Approvals.

(a)          None of the execution and delivery by Seller of this Agreement or the Transaction Documents to which Seller is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, the Organizational Documents of any of the Selling Subsidiaries or any Law or (ii) conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation under, any provision of any Material Contract to which any of the Selling Subsidiaries is a party or by which any of the Selling Subsidiaries or any of their respective properties or assets are bound (or to the Knowledge of Seller, entered into by a Manager on behalf of a Selling Subsidiary or a Hotel), except for such required consents expressly contemplated herein.

(b)         No consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of any of the Selling Subsidiaries in connection with the execution and delivery by Seller of this Agreement or the Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings and notifications expressly contemplated herein.

(c)          Neither Seller nor any Selling Subsidiary has made any general assignment for the benefit of creditors, become insolvent or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness or consented, in any creditors’ proceeding, to the appointment of a receiver or trustee of Seller or any Selling Subsidiary for the property or any part thereof of any of them or been named in an involuntary bankruptcy proceeding and, to Seller’s knowledge, no such actions are contemplated or have been threatened.

Section 4.3           Title; Sufficiency of Assets.         Each Selling Subsidiary has good and marketable title to all material tangible personal property included in its applicable Hotel Assets (other than as set forth in the Equipment Leases and contained in the Disclosure Schedule), free and clear of all Liens other than Permitted Exceptions. The material tangible personal property included in the Hotel Assets constitute all of the material tangible personal property (other than any Excluded Property) reasonably required to operate the Hotels in all material respects substantially in the same manner as currently conducted by the Selling Subsidiaries on the Effective Date.

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Section 4.4           Real Property.

(a)          The Owned Real Property constitutes all the real property owned by any of the Selling Subsidiaries, and the Leased Real Property constitutes all the real property leased or subleased by any of the Selling Subsidiaries as a tenant thereunder (other than pursuant to any Operating Lease).

(b)          Except pursuant to the Management Agreements, Franchise Agreements, or Space Leases and except for Permitted Exceptions, no Person (other than the Selling Subsidiaries and guests at the Hotels) has the right to use or occupy the Real Property as of the Effective Date. Seller has no Knowledge of any pending condemnation proceeding and has not received any written notice of any pending or threatened condemnation proceedings with respect to the Real Property.

(c)          There are no Space Leases affecting all or any portion of the Property except as set forth in the Disclosure Schedule. True and complete copies of the Space Leases (including all amendments), to the extent in Seller’s or Manager’s possession or control, have been provided to Buyer. All of the Space Leases described in the Disclosure Schedule are in full force and effect, and to Seller’s knowledge there are no material defaults by any party thereunder except as disclosed in the Disclosure Schedule. There are no outstanding obligations for commissions, tenant improvements or other tenant concessions with respect to the Space Leases except as disclosed in the Space Leases or in the Disclosure Schedule.

Section 4.5           ERISA; Employees.

(a)          None of Seller or any Selling Subsidiary is acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of ERISA, a “plan” within the meaning of the Code or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

(b)          Seller does not employ any Hotel Employees. All Employees employed at any Hotel are the employees of a Manager. No Persons are employed at any Hotel other than the Employees.

(c)          There are no collective bargaining agreements with any Hotel employees at the Hotel. Seller is not obligated under any employment agreements for Hotel employees and as of the Closing, Seller will not be responsible for any unfunded or underfunded contribution liability with respect to any benefit plan for Hotel employees.

Section 4.6           Contracts.

(a)          Section 4.6(a) of the Disclosure Schedule sets forth a list of the following Contracts to which any of the Selling Subsidiaries is a party in effect on the Effective Date (each Contract that is required to be listed in Section 4.6(a) of the Disclosure Schedule being a “Material Contract”):

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(i)          each Contract pursuant to which a Selling Subsidiary receives management or operation services from any operator, manager or management company, in each case, with respect to one or more Hotels (collectively, the “Management Agreements”);

(ii)         each franchise agreement or similar arrangement between a Selling Subsidiary as the franchisee and any franchisor of a system of hotels, in each case, with respect to one or more Hotels (collectively, the “Franchise Agreements”);

(iii)        each lease agreement pursuant to which a Selling Subsidiary (or other Affiliate of Seller) leases or subleases any Real Property to another Selling Subsidiary (or other Affiliate of Seller) (collectively, the “Operating Leases”);

(iv)        each lease agreement by which a Selling Subsidiary (or other Affiliate of Seller) leases any equipment, furnishings, vehicles or other personal property located at any Hotel or used in connection with the operation of any Hotel (collectively, the “Equipment Leases”);

(v)         each Contract pursuant to which a Selling Subsidiary leases any of the Leased Real Property from a third-party landlord (collectively, the “Ground Leases”);

(vi)        each Contract pursuant to which a Selling Subsidiary is party to a tax abatement agreement or similar “payment in lieu of taxes” arrangement with respect to any Real Property;

(vii)       each Space Lease; and

(viii)      each supply, service, vendor or other Contract relating to any Hotel to the extent (i) amounts paid under such Contract could require payments in the aggregate after the Closing Date of $10,000 or more per year, (ii) the Contract is entered into after the Effective Date in the ordinary course of business and could require payments in the aggregate after the Closing Date of $10,000 or more, (iii) the Contract is a purchase order for Consumables, Supplies or Retail Inventories and could require payments in the aggregate after the Closing Date of $10,000 or more or (iv) the Contract is not terminable by Buyer without penalty on not more than thirty (30) days prior notice.

(b)          As of the Effective Date, each Material Contract represents the legally valid and binding obligation of the Selling Subsidiary party thereto, and, to the Knowledge of Seller, the legally valid and binding obligation of the other party or parties thereto, enforceable against such Selling Subsidiary or such other party or parties, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. None of the Selling Subsidiaries or, to the Knowledge of Seller, any other party or parties to any Material Contract is in material breach of or material default under any Material Contract. There are no outstanding obligations for commissions, tenant improvements or other tenant concessions with respect to the Space Leases except as disclosed in the Space Leases or in the Disclosure Schedule. Seller has provided Buyer with true, correct and complete copies of the Material Contracts, other than any agreement evidencing or securing an Existing Non-CMBS Loan.

(c)            Section 4.6(c) of the Disclosure Schedule sets forth a list of each supply, service or vendor Contract with respect to any Hotel, entered into by any of the Selling Subsidiaries (or to the Knowledge of Parent, entered into by a Manager on behalf of a Selling Subsidiary or a Hotel) and which is in effect on the Effective Date, with true, correct and complete copies furnished or made available to Buyer. Notwithstanding the foregoing, if there exists any such Contract that is not shown on Section 4.6(c) of the Disclosure Schedule, the foregoing representation shall not be deemed to be incorrect if such Contact is not a Material Contract.

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Section 4.7           Litigation. As of the Effective Date, (a) there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened by any Person, against any of the Selling Subsidiaries, the Real Property or any Hotel and (b) there is no outstanding order or unsatisfied judgment against any of the Selling Subsidiaries, the Real Property or any Hotel from any Governmental Authority, in the case of each of the foregoing clauses (a) and (b) and, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 4.8           Financial Information.         Seller has provided to Buyer a correct and complete copy of the unaudited annual operating statements and budgets for the Fiscal Year ending December 31, 2015, December 31, 2016, and year-to-date for 2017, for each Hotel as received by Seller or the applicable Selling Subsidiary from the applicable Manager, but in no event prior to Seller’s ownership of the applicable Hotel (collectively, the “Financial Statements”). To Parent’s Knowledge, each Financial Statement was prepared by the applicable Manager in accordance with the accounting standards set forth in the applicable Management Agreement and fairly presents, in all material respects, the operations of the applicable Hotel for the periods covered.

Section 4.9           Environmental Matters. The representations and warranties contained in this Section 4.9 are the sole and exclusive representations and warranties of Seller pertaining or relating to any environmental matters, including any other matter arising under any Environmental Laws. To Seller’s Knowledge:

(a)          the operations of the Selling Subsidiaries are and have been, in compliance with all Environmental Laws in all material respects during the Selling Subsidaries ownership of the Real Property;

(b)          as of the Effective Date, none of the Selling Subsidiaries is the subject of any material outstanding administrative compliance order, consent decree or judgment from any Governmental Authority under any Environmental Laws requiring Remedial Action or the payment of any material fine or penalty;

(c)          as of the Effective Date, none of the Selling Subsidiaries has received any written notification of any of the matters set forth in this Section 4.9; and

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(d)          other than (i) Hazardous Materials used in the ordinary course of maintaining, operating and cleaning the Hotel in commercially reasonable amounts and in accordance with all Environmental Laws, (ii) Hazardous Materials used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Hotel in commercially reasonably amounts and in accordance with all Environmental Laws, (iii) matters disclosed in the Disclosure Schedule, no Hazardous Materials are, or have been during any period of Seller’s ownership of the Hotels, present on, under or in the Hotels in violation of any Environmental Laws. A true and complete copy of all environmental site assessments and reports regarding the Hotels, to the extent in Seller’s possession or control, has been provided or made available to Buyer. Seller has not performed and has no current intention to perform additional tests relating to any matters set forth in the forgoing environmental site assessments and reports or otherwise.

Section 4.10         Legal Compliance.         Except with respect to (a) compliance with Laws concerning Tax-related matters (as to which certain representations and warranties are made pursuant to Section 4.11) and (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.9), none of the Selling Subsidiaries has received any written notice from any Governmental Authority that such Selling Subsidiary, the Real Property or the Hotels are (i) not in compliance with any applicable Law, (ii) subject to any investigation for a potential violation of applicable Law or (iii) in violation of any ordinances, orders or regulations of quasi-governmental authorities or CC&Rs, except for such noncompliance which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect to any Hotel.

Section 4.11         Tax Matters.         Certain Selling Subsidiaries are disregarded as an entity separate from Seller, and Seller and as applicable, certain Selling Subsidiaries are not a “foreign person” within the meaning of Section 1445 of the Code.

Section 4.12         Permits. To Seller’s knowledge, all Permits necessary for the operation of the Hotel are listed in the Disclosure Schedule. True and complete copies of the Permits, to the extent in Seller’s or Manager’s possession or control, have been provided or made available to Buyer. Except as otherwise disclosed to Buyer on the Disclosure Schedule, Seller has not received any written notice of any uncured violations of any Permit, and to Seller’s knowledge, all of the Permits described in the Disclosure Schedule are in full force and effect.

Section 4.13         Taxes. All sales and use taxes (other than those sales taxes, if any, arising from the sale of the Property from Seller to Buyer), hotel/motel occupancy taxes, real and personal property taxes, employer withholding taxes and similar taxes that are due as of the Closing Date (or applicable to any period prior to Closing) have been paid in full (or will be provided for at the Closing pursuant to the provisions of this Agreement), and all required reports and returns relating thereto have been, or will be, timely filed, except to the extent that any payment of such taxes or filing of any such reports or returns has no material impact on Buyer. Seller has not received written notice of any special tax assessment relating to the Hotels, the Real Properties or any portion thereof, and there are no tax agreements in place affecting the Hotels or the Real Properties.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Except as disclosed in the Disclosure Schedule, Buyer hereby represents and warrants to Seller as follows:

Section 5.1           Organization of Buyer. Each Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2           Authorization; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party and the consummation of the transactions by Buyer contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of Buyer. This Agreement has been, and as of the Closing Date, each of the Transaction Documents to which Buyer, is a party to be delivered on or prior to the Closing Date will be, duly and validly executed and delivered by Buyer, and constitutes, or in the case of each of the Transaction Documents to be delivered on or prior to the Closing Date, will constitute a legally valid and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3           No Conflict.

(a)          None of the execution and delivery by Buyer of this Agreement or the Transaction Documents to which it is a party, the consummation by Buyer of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with, or result in any violation of the Organizational Documents of Buyer or any Law or (ii) conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation under, any Contract to which Buyer is a party or by which Buyer or Buyer’s properties or assets are bound, except, in the case of this clause (ii), for such conflicts, violations, defaults, terminations or cancellations as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

(b)          No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement or the Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except for (i) such consents, waivers, approvals, orders, Permits, declarations, filings and notificaitons expressly contemplated herein or (ii) such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

Section 5.4           Litigation. As of the Effective Date, there are no (a) Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or (b) outstanding orders or unsatisfied judgments from any Governmental Authority binding upon Buyer that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

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Section 5.5           Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with Buyer or any of its Affiliates.

Section 5.6           Permitted Assignee. Buyer, and any Person that controls, directly or indirectly, Buyer, satisfies all requirements set forth in each of the Franchise Agreements for Buyer to become a party to each such Franchise Agreement (or to enter into a new Franchise Agreement with each Franchisor). Buyer has received all required “Franchise Disclosure Documents” in respect of each of the Franchise Agreements.

ARTICLE VI

COVENANTS

Section 6.1           Conduct of Business Pending the Closing. From the Effective Date until the Closing, except (A) as set forth in Section 6.1 of the Disclosure Schedule, (B) as required by Law, (C) as otherwise contemplated by this Agreement, or (D) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)          Prior to the Closing, Seller shall:

(i)           use, own or operate the Real Property, the Hotels and the other Hotel Assets in substantially the same manner as currently conducted, including by (A) causing each Manager to continue to operate the Hotels in the ordinary course of business consistent with past practices, including by maintaining levels of Supplies, Consumables and Retail Inventories consistent with seasonally-adjusted past practices, (B) causing each Manager to continue to maintain the Hotels in the ordinary course of business consistent with past practices, including maintaining all improvements on the Real Property and all Furnishings substantially in the condition that they were in on the Effective Date (subject to Seller’s compliance with 6.3, and compliance in all material respects with all requirements of any Governmental Authority), and (C) continuing to maintain the insurance currently carried by Seller with respect to the Hotels; and

(ii)         use Reasonable Efforts to preserve each Selling Subsidiary’s (A) present operations and organization and (B) present relationships with each Manager, Franchisors, Employees, landlords under the Ground Leases, Lenders, Occupants and other Persons with whom the Selling Subsidiaries have similar relationships.

(b)          Prior to the Closing, Seller shall not take any of the actions set forth in clauses (i) – (vi) below:

(i)          other than in the ordinary course of business, subject any of the Real Property, Hotels or other Hotel Assets to any Lien other than Permitted Exceptions;

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(ii)         other than in the ordinary course of business or pursuant to the terms of a Material Contract, sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Real Property, Hotels or other Hotel Assets;

(iii)        without Buyer’s prior consent (not to be unreasonably withheld or delayed), enter into any Management Agreements, Franchise Agreements, Material Contracts or similar arrangements (or, in each case, modifications, amendments, waivers and supplements thereto);

(iv)        without Buyer’s prior consent (not to be unreasonably withheld or delayed) except to the extent required in connection with any life safety event or to the extent that any such modifications to any Material Contract is terminable at Closing, enter into, amend, terminate or renew any Material Contract, other than (A) any automatic amendments, terminations or renewals pursuant to the terms of any Material Contract or (B) terminations of Existing Loans (including by prepayment thereof) or Operating Leases;

(v)         settle any material Legal Proceeding involving the Real Property or any Hotel or relating to the transactions contemplated by this Agreement or the Transaction Documents, other than settlements involving the payment of cash (and no ongoing restrictions on the Real Property or Hotels) for which Seller bears sole financial responsibility; or

(vi)        agree to do anything prohibited by this Section 6.1(b).

Section 6.2           Books and Records; Post-Closing Access.         After the Closing, except in connection with a claim for indemnification between the Parties pursuant to Article VIII, Buyer shall afford to Seller and its Representatives reasonable access, during normal business hours and in such manner as to not unreasonably interfere with the normal operation of Buyer’s business, to the properties, books, Contracts, commitments, Tax Returns, records (including work papers) and counsel (subject to attorney-client privilege, which shall not be waived or violated) and accountants of, and shall furnish Seller and such Representatives with all financial and operating data and other information concerning the affairs of, the Real Property, the Hotels and the other Hotel Assets, in each case, as Seller or such Representatives reasonably request to the extent reasonably required by Seller in connection with its accounting, tax, legal defense or other similar needs. In furtherance of the foregoing, except as may otherwise be required pursuant to Buyer’s records management policy, Buyer shall retain all of the books and records included in the Hotel Assets and existing on the Closing Date and shall not destroy or dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by Law.

Section 6.3           Buyer’s Risk of Loss. After the Effective Date, no portion of any Real Property (including any Hotel) was taken pursuant to eminent domain proceedings, and none of the improvements on any Real Property (including any Hotel) was damaged or destroyed in any material respect by any casualty.

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Section 6.4           Notice of Certain Events. Prior to the Closing Date, each Party (in the context set forth in this Section 6.4, the “Notifying Party”) shall promptly notify the other Party of: (i) any written notice or other communication from any Governmental Authority to the Notifying Party in connection with the transactions contemplated by this Agreement; (ii) any Legal Proceedings commenced or, to the Notifying Party’s Knowledge, threatened against, relating to, involving or otherwise affecting the consummation of the transactions contemplated by this Agreement; (iii) the discovery by the Notifying Party of any inaccuracy in or breach of any representation, warranty or covenant of such Notifying Party contained in this Agreement; and (iv) the discovery by the Notifying Party of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to such Notifying Party’s obligation to proceed to the Closing, as set forth in Article VII, impossible or unlikely.

Section 6.5           Parent Marks. Buyer agrees that (a) Buyer has no, and after the Closing, will not have any right, title or interest in, to or under the names “Lightstone”, “Lightstone Group” or “The Lightstone Group”, or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, and any word, name or mark confusingly similar thereto (collectively, the “Parent Marks”), (b) Buyer shall have no right to use the Parent Marks after the Closing Date and (c) Buyer shall not use the Parent Marks after the Closing Date or hold itself out as having any sponsorship, endorsement or affiliation with Parent or any of its Affiliates.

Section 6.6           Publicity.         Buyer and Seller shall not issue any press release, public announcement or other disclosure concerning this Agreement, the Transaction Documents, the terms hereof or thereof and/or the transactions contemplated hereby or thereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Seller or Buyer, disclosure is otherwise required by Law, provided that, to the extent required by Law, the Party intending to make such release, public announcement or disclosure shall use its Reasonable Efforts consistent with Law to consult with the other Party with respect to the text thereof prior to the issuance of such release, public announcement or disclosure (it being agreed and understood that no such consultation shall be required in the event that either Party makes any filings with the SEC (whether on Form 8-K or otherwise) in connection with matters not primarily related to the transactions contemplated by this Agreement). Furthermore, upon written approval of Seller (which approval will not be unreasonably withheld, conditioned or delayed), Buyer shall have the right to issue a press release regarding the acquisition of the Hotels after the Closing, including disclosure of the Purchase Price.

Section 6.7           Confidentiality; Non-Disparagement.

(a)          Buyer acknowledges that the non-public information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. For the avoidance of doubt, the term Evaluation Material (as defined in the Confidentiality Agreement) shall include this Agreement, its contents, terms and conditions, and the transactions contemplated hereby.         Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate, provided that Seller and Buyer may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby and as part of its due diligence investigation of the Hotels (subject to the terms of the Confidentialty Agreement).

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(b)          Each Party (in the context set forth in this Section 6.7(b), the “Receiving Party”) shall not, and shall cause its respective Representatives not to, for a period of one (1) year after the Closing or if such Closing does not occur, for a period of two (2) years following the termination of this Agreement, directly or indirectly, without the prior written consent of the other Party (in the context set forth in this Section 6.7(b), the “Disclosing Party”), disclose to any third party (other than such Receiving Party’s Representatives) any confidential or proprietary information of the Disclosing Party made available to the Receiving Party pursuant to the provisions of, or in connection with the negotiation of, this Agreement, the Confidentiality Agreement or the Transaction Documents; provided, that the foregoing restrictions shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.7), (B) independently developed by the Receiving Party or any of its Affiliates without reference to or use of any such information disclosed by the Disclosing Party or (C) in the case of Buyer as the Receiving Party, any information relating to any Hotel Asset which is obtained by Buyer by virtue of the purchase and sale therof or (ii) prohibit any disclosure (x) required by Law so long as, to the extent legally permissible and feasible, the Receiving Party provides the Disclosing Party with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Section 6.7(c), the Receiving Party and its Representatives shall be deemed to have satisfied their obligations hereunder with respect to confidential or proprietary information of the Disclosing Party if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information.

(c)          Each Party agrees that, except as compelled by applicable Law or Legal Proceeding (after provision of due prior notice of such Law or Legal Proceeding to the other Party) or in connection with such Party’s enforcement of its rights under, or defense against claims brought by the other Party under, this Agreement or any of the Transaction Documents, it will not, and will cause its directors and executive officers not to, directly or indirectly, (i) publicly disparage the other Party or any of such other Party’s Representatives or (ii) take any action that would reasonably be expected to cause any of such Persons to suffer reputational damage in the eyes of the public or any equity-holders, clients, managers, franchisors, partners, lenders, employees or competitors of any such Person or other third parties with whom such Person has similar business relationships.

Section 6.8           Employee Matters.

(a)          Prior to Closing, Seller delivered to Buyer such employment information for all Employees at the Hotels as is provided to the Seller by the Manager, it being understood and agreed that such schedule may consist only of a list of names of employees (without Social Security Numbers, addresses or EEOC category information), with an identification of each such employee’s department, position, pay rate (hourly or annually), tenure (start date) and status (whether full-time or part-time).

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(b)          Seller shall terminate or cause the termination of the employment of all Employees at the Hotels effective as of the Closing. As long as Buyer has timely received the Employee schedule described in Section 6.8(a), or Seller has otherwise identified the Employees at the Hotels to Buyer prior to the Closing and provided sufficient information to Buyer to allow Buyer to make an offer of employment to such Employees, (i) Buyer shall (or shall cause each new hotel manager to) employ a sufficient number of Employees on sufficient terms and conditions to avoid applicability of the WARN Act to the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any Losses that may be incurred by, or asserted against, any such Seller Indemnified Party arising out of or relating to Buyer’s, Seller’s, Manager or other Person’s failure to comply with the WARN Act in connection with the transactions contemplated by this Agreement. Seller shall specifically remain liable to all such Employees for, and timely pay, all wages, paid time off, vacation, sick time, severance and benefits (whether arising under any benefit plan maintained by Seller or required under Applicable Law) that accrued to any such Employee prior to Closing or as a result of such termination; provided that at Buyer’s election, Buyer may agree to assume any such paid time off, vacation and sick time, in which case Buyer shall receive a credit in the amount of such paid time off. Nothing in this Seciton, however, shall require Buyer to retain for any period of time any Employee who is unable to establish identity and work authorization for employment verification, who does not pass a criminal background check or who fails to pass any drug test requirement of Buyer. Nothing within this Section shall prohibit Buyer from terminating any rehired Employee for cause in accordance with the WARN Act and its implementing regulations. Finally, no part of this Section is intended to alter, nor does it alter, the at will status of the Employees. The terms of this Section 6.8(b) shall survive the Closing.

(c)          Prior to the Closing, Buyer shall not communicate with any Employees except with Seller’s and the applicable Manager’s prior consent; provided, Buyer shall have the right to meet with the general manager, chief engineer and director of sales for each Hotel as a part of Buyer’s due diligence review; provided that Buyer shall allow for a representative of Seller to be present at such meetings. Seller shall cooperate in good faith (and, subject to the terms of the Management Agreements, direct the Manager to cooperate) with Buyer in such manner as Buyer may reasonably request to enable Buyer to meet with the Employees regarding the sale of the Hotel Assets to Buyer. None of Seller or any Manager shall have any liability whatsoever with respect to any act or omission on the part of Buyer with respect to Buyer’s conduct of employment interviews or employee screening. In particular, Buyer is advised that applicable Law may limit the scope and manner of drug screening of prospective employees.

Section 6.9           Permits; Liquor License.

(a)          Prior to Cosing, Buyer (at its sole cost and expense) provided all notices and make all necessary applications for, and thereafter diligently pursued and otherwise took all actions necessary to transfer, obtain or reissue in the name of Buyer, any Permits (including Liquor Licenses and including temporary Permits, to the extent available) required to be transferred, obtained or reissued in the name of Buyer as a result of or in furtherance of the transactions contemplated by this Agreement. Seller shall cooperate with Buyer and provide all information necessary to transfer, obtain or reissue such Permits to the extent in Seller’s or Manager’s possession or control. Buyer shall keep Seller informed of the status of such applications, and shall promptly respond to Seller’s inquiries regarding the status of the same.

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(b)          If the Liquor Licenses have not been issued as of the Closing Date (despite Buyer’s compliance with Section 6.9(a)), then at the Closing, Seller shall, or shall use Reasonable Efforts to cause the applicable Manager to, as applicable, enter into an interim liquor agreement (“Interim Liquor Agreement”) that will permit Buyer to continue the sale of alcoholic beverages at the applicable Hotel from and after the Closing Date consistent with the practices and procedures in effect as of the Effective Date, provided that the Interim Liquor Agreement is, in the judgment of Seller and Buyer (and, if applicable, the applicable Manager), each acting reasonably and in good faith, permitted by all applicable Law and is custom or practice in the geographic area in which the applicable Hotel is located and without additional cost or expense to Seller or Manager, provided that Buyer shall not be required to pay additional consideration for such Liquor Licenses nor additional management fees under the Interim Liquor Agreements. The Interim Liquor Agreement shall (i) be in form and substance satisfactory to Buyer, Seller (and, if applicable, the applicable Manager), (ii) provide for the indemnification by Buyer of the Seller Indemnified Parties satisfactory to Seller, including with respect to all Losses related to the sale or consumption of alcoholic beverages at the applicable Hotel from and after the Closing Date, (iii) provide that Buyer shall maintain liquor liability insurance from such companies, and in such forms and amounts, as may be acceptable to Seller and/or the applicable Manager, as applicable, which policies shall name Seller and/or such Manager, as applicable, as additional insureds thereunder and (iv) expire on the earlier to occur of issuance of the Liquor Licenses or the date that is one hundred eighty (180) days after the Closing Date; provided, however, in the event the Buyer has dilgently pursued any Liquor License at a Hotel and the regulatory agency has not issued such Liquor License, Buyer shall have such additional time as reasonable under the repsective Interim Liquor Agreement (but in no event more than an additional ninety (90) days).

Section 6.10         Termination of Baton Rouge Ground Lease. The Courtyard Baton Rouge is owned by LVP CY Baton Rouge LLC (a Selling Operating Lessor Subsidiary) and leases the ground under such Hotel from the Selling Baton Rouge Ground Lessor Subsidiary pursuant to a Ground Lease dated May 10, 2013 by and between LVP CY Baton Rouge Ground LLC, as lessee, and Selling Baton Rouge Ground Lessor Subsidiary, as lessor. On the Closing Date (immediately following the defeasance of the loan for such hotel), Seller will terminate such Ground Lease, such that Buyer will receive fee title to such Hotel and related Hotel Assets unencumbered by such Ground Lease.

Section 6.11         No Assumption of Liabilities. Notwithstanding any provision contained in this Agreement to the contrary, this Agreement is intended as and shall be deemed to be an agreement for the sale of assets and none of the provisions hereof shall be deemed to create any obligation or liability of any party to any person or entity that is not a party to this Agreement, whether under a third-party beneficiary theory, laws relating to transferee liabilities or otherwise. Except as specifically provided otherwise in this Agreement and expressly included as an Assumed Liability, Buyer shall not assume and shall not discharge or be liable for any debts, liabilities or obligations of Seller including, but not limited to, any (a) liabilities or obligations of Seller to its creditors, shareholders or owners, (b) liabilities or obligations of Seller with respect to any acts, events or transactions occurring prior to, on or after the Closing, (c) liabilities or obligations of Seller for any federal, state, county or local taxes, or (d) any contingent liabilities or obligations of Seller, whether known or unknown by Seller or Buyer. Except as otherwise provided in this Agreement, Buyer shall have no duty whatsoever to take any action or receive or make any payment or credit arising from or related to any services provided or costs incurred in connection with the management and operation of the Property or any business conducted on the Property prior to the Closing, including, but not limited to, any matters relating to cost reports, collections, audits, hearings, or legal action arising therefrom.

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Section 6.12         Post-Closing Net Worth Covenant. Until the expiration of the Survival Period (or such longer period as may be applicable pursuant to the immediately following sentence), Parent covenants that it shall retain (and not disburse to Parent’s shareholders or other equity owners) a portion of the Purchase Price in an amount not less than $2,150,000 (the “Reserved Amount“), which Reserved Amount may be: (a) held in cash; or (b) invested in one or more liquid investments reasonably acceptable to Buyer. The covenant of Seller set forth in the immediately preceding sentence shall survive Closing until the expiration of the Survival Period, except to the extent that a claim against Seller is filed by Buyer prior to the expiration of the Survival Period, in which case such covenant shall survive until such claim is resolved.

Section 6.13         Utilities. To the extent Buyer is unable to put utilities for the Hotels in its name at the Closing due any violations of law by Seller prior to Closing, then (i) Seller shall keep such utilities in its name, for the benefit of Buyer, until such time as Buyer is able to put such utilities in its name and (ii) Buyer shall be responsible for the payment of all such utilities, either by paying the utility company directly or by promptly reimbursing Seller for payments made by Seller for such utilities.

ARTICLE VII

CONDITIONS TO OBLIGATIONS

Section 7.1           Conditions to Obligations of Buyer and Seller. The obligations of each Party to cause the Closing to occur are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such Party (each such condition being applied on a Hotel by Hotel basis, so that the failure of a condition on any Hotel shall not be a failure of the same condition on any of the other Hotels):

(a)          There shall not be in force any Law restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement or the Transaction Documents; and

(b)          Seller shall have received, with respect to each Hotel, either (i) a Franchisor Consent, or (ii) written notice from the applicable Franchisor or evidence reasonably acceptable to Seller that the existing Franchise Agreement for such Hotel will be terminated at Closing without payment of any termination fee, premium or penalty by Seller.

Section 7.2           Conditions to Obligations of Buyer. The obligations of Buyer to cause the Closing to occur are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

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(a)          (i) Each of the Fundamental Seller Representations shall be true and correct in all material respects at and as of Effective Date and at and as of the Closing Date as if made at and as of the Closing Date (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date) and (ii) each of the other representations and warranties of Seller contained in Articles III and IV of this Agreement without giving effect to materiality, Material Adverse Effect or other similar qualifications, shall be true and correct at and as of the Effective Date and at and as of the the Closing Date as if made at and as of the Closing Date (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to any Hotel;

(b)          Seller shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before the Closing Date; and

(c)          Seller shall have delivered to Buyer or the Deposit Escrow Agent, as applicable, the items and documents set forth in Section 2.6(a) which are required to be delivered by Seller at the Closing.

If Buyer has actual knowledge that a condition remains unsatisfied but nonetheless proceeds with the Closing, then such unsatisfied condition shall be deemed waived by Buyer.

Section 7.3           Conditions to the Obligations of Seller. The obligations of Seller to cause the Closing to occur are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a)          (i) Each of the Fundamental Buyer Representations shall be true and correct in all material respects at and as of the Effective Date and at and as of the Closing Date as if made at and as of the Closing Date (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date) and (ii) each of the other representations and warranties of Buyer contained in Article V of this Agreement, without giving effect to materiality or other similar qualifications, shall be true and correct at and as of the Effective Date and at and as of the Closing Date as if made at and as of the Closing Date (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or the other Transaction Documents or consummate the transactions contemplated hereby or thereby;

(b)          Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing Date; and

(c)          Buyer shall have delivered to Seller or the Deposit Escrow Agent, as applicable, the items and documents set forth in Section 2.6(b) which are required to be delivered by Buyer at the Closing. If Seller has actual knowledge that a condition remains unsatisfied but nonetheless proceeds with the Closing, then such unsatisfied condition shall be deemed waived by Seller.

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ARTICLE VIII

INDEMNIFICATION

Section 8.1           Survival. All representations and warranties of the Parties contained in this Agreement shall survive the Closing until nine (9) months after the Closing Date (the “Survival Period”). All of the Specified Covenants shall survive the Closing until fully performed or fulfilled, unless and to the extent only that non-compliance with any such Specified Covenant is waived in writing by the Party entitled to such performance. All other covenants and agreements of the Parties contained herein shall not survive the Closing, and the Parties shall have no rights or remedies with respect thereto from and after the Closing. No Party shall have any liability for indemnification claims made under this Article VIII with respect to any representation, warranty, covenant or agreement contained herein unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement, as the case may be. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 8.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive as to such claim, until such claim has been finally resolved.

Section 8.2           Indemnification.

(a)          Subject to the provisions of this Article VIII, from and after the Closing, Seller shall indemnify Buyer and its Affiliates, and its and their respective equity holders, officers, directors, managers and employees (collectively, “Buyer Indemnified Parties”), from and against all Losses that Buyer Indemnified Parties incur to the extent arising from or out of (i) any breach of any representation or warranty of Seller in Articles III or IV, (ii) any breach of any Specified Covenant of Seller in this Agreement, (iii) any Excluded Liability, (iv) claims made by Employees to the extent attributable to their employment at the Hotels at or prior to the Closing, (v) any physical or personal injury or death caused to any person, or damage to property of unaffiliated third parties, to the extent such injury, death or damage occurred prior to the Closing Date in connection with the Hotels, and (vi) except (x) as may be the obligation of Buyer pursuant to an express provision of this Agreement or (y) for any item for which Buyer receives a credit at Closing (only to the extent of such credit), any Claims brought by any unaffiliated third party to the extent arising from acts, omissions or occurrences that occur or accrue in connection with the Property on or prior to the Closing, including, without limitation, with respect to the Hotel Contracts and the Space Leases. Notwithstanding the foregoing, neither Losses for change to or remediation of the physical, structural or environmental condition of the Hotels nor Losses arising from any Government Authority relating to the physical, structural or environmental condition of the Hotels are subject to indemnification by Seller under clause (vi) above.

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(b)          Subject to the provisions of this Article VIII, from and after the Closing, Buyer shall indemnify Seller and its Affiliates, and its and their respective equity holders, officers, directors, managers and employees (collectively, “Seller Indemnified Parties”), from and against all Losses that Seller Indemnified Parties incur to the extent arising from or out of (i) any breach of any representation or warranty of Buyer in Article V, (ii) any breach of any Specified Covenant of Buyer in this Agreement, (iii) any Assumed Liability, (iv) claims made by Employees to the extent attributable to their employment at the Hotels or the termination thereof following the Closing, but only to the extent that such claims accrue from or after the Closing, (v) any physical or personal injury or death caused to any person, or damage to property of unaffiliated third parties, to the extent such injury, death or damage occurred on or after the Closing Date in connection with the Hotels, and (vi) except (x) as may be the obligation of Seller pursuant to an express provision of this Agreement and with respect to which Buyer did not receive a credit at Closing or (y) for any item for which Seller receives a credit at Closing (only to the extent of such credit), any Claims brought by an unaffiliated third party to the extent arising from acts, omissions, or occurrences that occur or accrue in connection with the Hotels following the Closing, including, without limitation, with respect to the Contracts and Space Leases. The provisions of this Section 8.2(b)(iv), (v) and (vi) shall survive the Closing indefinitely.

(c)          Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.3           Indemnification Procedures.         Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)         Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 8.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any) and the basis of the Indemnified Party’s request for indemnification under this Agreement. Subject to Section 8.1, failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent (and only to the extent) that the Indemnifying Party demonstrates such failure shall have caused the Losses (in whole or in part) for which the Indemnifying Party is obligated to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party timely notice.

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(b)          The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within fifteen (15) Business Days after having received any Claim Notice with respect to whether or not it is exercising its right to defend the Indemnified Party against the Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article VIII), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (which counsel shall be subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any compromise or settlement of any Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates or any admission of guilt or culpability on any of their behalfs. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party shall have the right to control the defense of any Third Party Claim where the Third Party Claim alleges criminal charges against the Indemnified Party.

(c)          If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b) within fifteen (15) Business Days after receipt of any Claim Notice or the Indemnifying Party does not otherwise have the right to defend such claim pursuant to Section 8.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnifying Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (which counsel shall be subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)          If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder), to fully cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including providing access to documents, records and information. In addition, the Indemnified Party will make its personnel available at no cost to the Indemnifying Party for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably required by the Indemnifying Party. The Indemnified Party also shall fully cooperate with the Indemnifying Party and its counsel in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

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(e)          Subject to the other provisions of this Article VIII, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought; such notice describing in reasonable detail the nature of the claim, the amount of the claim or a reasonably detailed estimate thereof, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. Subject to Section 8.1, failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder except to the extent (and only to the extent) that the Indemnifying Party demonstrates such failure shall have caused the Losses (in whole or in part) for which the Indemnifying Party is obligated to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party timely notice.

Section 8.4           Limitations on Liability of Seller.   Notwithstanding anything to the contrary herein:

(a)          A breach of any representation, warranty, covenant or agreement of Seller in this Agreement in connection with any single item or group of related items that results in Losses of less than $6,000 shall be deemed for all purposes of this Article VIII not to be a breach of such representation, warranty, covenant or agreement;

(b)          Seller shall have no liability arising out of or relating to Section 8.2(a) unless the aggregate Losses actually incurred by Buyer Indemnified Parties thereunder exceed $290,000, in which case, subject to Section 8.4(c), Seller shall be liable for all such Lossees, not merely the the extent of such Losses in excess of such amount;

(c)          in no event shall Seller’s aggregate liability arising out of or relating to Section 8.2(a) exceed $2,150,000 (the “Cap”); provided, however, that the Cap shall not apply to any single item, or group of related items, that results in Losses (the payment of which shall not be counted towards the Cap) that Buyer Indemnified Parties actually incurred to the extent arising from or out of the breach of any Fundamental Seller Representation;

(d)          notwithstanding anything to the contrary in Sections 8.4(a) and 8.4(b), in no event shall Seller’s aggregate liability arising out of or relating to Section 8.2(a) exceed the Final Purchase Price;

(e)          in no event shall Seller be liable under Section 8.2(a) for any Losses arising from the negligence, strict liability of or violation of any Law by Buyer or any of its Affiliates or arising from an action taken or not taken by Seller or any Selling Subsidiary at the request of or with the consent of Buyer;

(f)          the amount of any Loss for which a Buyer Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually received by such Buyer Indemnified Party with respect to such Loss; (ii) in the event such Buyer Indemnified Party failed to mitigate its Losses in accordance with Section 8.2(c), the amount by which such Loss would have been reduced had such Buyer Indemnified Party so mitigated such Loss; (iii) any Tax Benefits actually realized by such Buyer Indemnifed Party with respect to such Loss; and (iv) indemnification or reimbursement payments actually received by such Buyer Indemnified Party from third parties with respect to such Loss, provided that such Buyer Indemnified Party shall use Reasonable Efforts to obtain recoveries from insurers, including title insurers, and other third parties in respect of this Section 8.4(e);

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(g)          if an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article VIII, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification;

(h)          if the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 8.2 and the Indemnifying Party could have recovered all or a part of such Losses from a third party, including any provider of insurance (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; and

(i)          Seller shall not be liable in respect of any claim for indemnification under Section 8.2(a) if and to the extent that any Buyer or any of its Representatives has Knowledge as of the Due Diligence End Date of the fact, matter, event or circumstance which is the subject of the claim.

Section 8.5           Waiver of Other Representations.

(a)          Buyer is an informed and sophisticated purchaser, who is familiar with the ownership and operation of, and has engaged expert advisors, experienced in the evaluation and purchase of, real property such as the Real Properties, hotels such as the Hotels and assets such as the other Hotel Assets, each as contemplated hereunder. Buyer has had adequate opportunity to undertake, and has undertaken, such investigation and has been provided with access to and has evaluated such documents and information as it has deemed necessary to (i) enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents and (ii) evaluate the Real Properties, the Hotels, the other Hotel Assets and any of their respective operations, prospects, or condition (financial or otherwise), including the evaluation of the items set forth in clauses (1) through (12) of Section 8.5(b)(i)(A). Buyer shall accept the Real Properties, the Hotels and the other Hotel Assets in the condition they are in on the Closing Date based upon Buyer’s own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except to the extent set forth in this Agreement or the Transaction Documents.

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(b)          Except for the specific representations and warranties expressly made by Seller in Articles III and IV of this Agreement and as set forth in the Transaction Documents, (i) Buyer acknowledges and agrees that (A) neither Seller nor any of its Representatives is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the Real Properties, the Hotels, the other Hotel Assets or any of their respective operations, prospects, or condition (financial or otherwise), including with respect to (1) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of any Real Property, any Hotel, and other Hotel Asset or any aspect or portion thereof, including, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater, (2) the dimensions or lot size of any Real Property, any Hotel or any other Hotel Asset or the square footage of any of the improvements thereon or of any space therein, (3) the condition of title to any Real Property, any Hotel or any other Hotel Asset, (4) the development or income potential, or rights of or relating to, any Real Property, any Hotel or any other Hotel Asset, or the fitness, suitability, value or adequacy of any Real Property, any Hotel or any other Hotel Asset for any particular purpose, (5) the zoning or other legal status of any Real Property, any Hotel or any other Hotel Asset, (6) the compliance of any Real Property, any Hotel or any other Hotel Asset or its operation with any applicable codes, Laws, covenants, conditions and restrictions of any Governmental Authority or of any other Person (including, the Americans with Disabilities Act of 1990, as amended), (7) the ability of Buyer or any of its Affiliates to obtain any necessary Permits for the use or development of any Real Property, any Hotel or any other Hotel Asset, (8) the presence, absence, condition or compliance of any Hazardous Materials on, in, under, above or about any Real Property, any Hotel or any other Hotel Asset or any adjoining or neighboring property, (9) the quality of any labor and materials used in any improvements at, or otherwise relating in any manner to, any Real Property, any Hotel or any other Hotel Asset, (10) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, any Real Property, any Hotel or any other Hotel Asset, (11) the Management Agreements, Franchise Agreements and PIPs, and the Existing CMBS Loans, or (12) the accuracy or completeness of any confidential information memoranda, offering presentation, projections, or other information (financial or otherwise) regarding the Real Properties, the Hotels or any other Hotel Asset furnished to Buyer or its representatives or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” offering presentations, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement or the Transaction Documents, or in respect of any other matter or thing whatsoever, and (B) no Representative of Seller has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies provided in this Agreement, (ii) Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person, (iii) Buyer specifically disclaims any obligation or duty by Seller or any Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Articles III and IV of this Agreement and (iv) Buyer is acquiring the Real Property, the Hotels and the other Hotel Assets subject only to the specific representations and warranties of Seller set forth in Articles III and IV of this Agreement as further limited by the specifically bargained-for exclusive remedies as set forth in this Article VIII.

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(c)          EXCEPT AS OTHERWISE SET FORTH IN SECTION 4.9, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS MATERIALS. AS OF THE CLOSING, BUYER RELEASES PARENT FROM ANY AND ALL CLAIMS BUYER MAY HAVE AGAINST PARENT OF WHATEVER KIND OR NATURE RESULTING FROM OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL CONDITION OF THE REAL PROPERTY OR HOTELS, INCLUDING ANY AND ALL CLAIMS BUYER MAY HAVE AGAINST PARENT UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (CERCLA), OR ANY OTHER LAW PERTAINING TO THE RELEASE OF HAZARDOUS MATERIALS INTO THE ENVIRONMENT FROM OR AT ANY REAL PROPERTY OR ANY HOTEL.

(d)          BUYER AND SELLER AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, (I) THE REAL PROPERTY, HOTELS AND OTHER HOTEL ASSETS SHALL BE SOLD AND BUYER SHALL ACCEPT POSSESSION OF THE REAL PROPERTY, HOTELS AND OTHER HOTEL ASSETS ON THE CLOSING DATE “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS,” WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE FINAL PURCHASE PRICE; AND (II) SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY DISCLAIMS AND RENOUNCES ANY SUCH REPRESENTATION OR WARRANTY. Except with respect to any Losses arising out of any breach of any express representation, warranty, or agreement set forth in this Agreement or any Transaction Document which shall be governed exclusively by the provisions of this Article VIII, Buyer, for itself and on behalf of each of its Affiliates and its and their Representatives, hereby waives, releases and forever discharges Seller, its Affiliates and its and their Representatives, from any and all Losses whether known or unknown, which Buyer has or may have in the future, arising out of or in connection with the Real Property, Hotels and other Hotel Assets, including without limitation the physical, environmental, governmental, economic or legal condition thereof or the operation thereof (collectively, the “Released Claims”). BUYER, FOR ITSELF AND ON BEHALF OF EACH OF ITS AFFILIATES AND ITS AND THEIR REPRESENTATIVES, SPECIFICALLY WAIVES THE PROVISIONS OF ANY LEGAL REQUIREMENT, THE INTENT OF WHICH IS AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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Buyer, for itself and on behalf of each of its Affiliates and its or their Representatives, acknowledges that it or its attorneys or agents may hereafter discover claims or facts in addition to, or different from, those which it now believes to be true with respect to the subject matter of the Released Claims, but agrees that (x) it has taken such possibility into account in reaching this Agreement, (y) the releases given herein shall be and remain in effect notwithstanding the discovery or existence of any such additional or different Claims or facts, as to which Buyer expressly assumes the risk, and (z) notwithstanding the discovery or existence of any such additional or different Claims or facts, it is nonetheless Buyer's intention, for itself and on behalf of each of its Affiliates and its and their Representatives, to fully, finally and forever settle and release all disputes and differences, known or unknown, suspected or unsuspected, as to the Released Claims. Buyer, for itself and on behalf of each of its Affiliates and its and their Representatives, hereby covenants not to file or commence any Legal Proceedings against any of Seller or any of its Affiliates or its or their Representatives in connection with any matter released hereunder.

(e)        The provisions of this Section 8.5 shall survive the Closing indefinitely.

(f)        Buyer, for itself and on behalf of each of its Affiliates and its and their Representatives, acknowledges that it has carefully reviewed this Section 8.5 and discussed it with legal counsel and that this Section 8.5 is a material part of this Agreement.

Section 8.6           Remedies; Limited Recourse; Limitations on Damages.

(a)          Attorneys' Fees. If any litigation or other enforcement proceeding is commenced in connection with this Agreement, then the prevailing party shall be entitled to receive payment of its reasonable attorneys' fees and expenses and court costs from the other party (and in addition to any liquidated damages as provided in this Agreement).

(b)          No Sand-bagging.  In the event that prior to the Closing either Party breaches any of its representations, warranties, covenants or agreements hereunder, which breach would result in the failure to satisfy any of the conditions set forth in Sections 7.2(a) or 7.2(b) (in the event that Seller is the breaching Party) or the conditions set forth in Sections 7.3(a) or UlQl (in the event that Buyer is the breaching Party) and the non-breaching Party proceeds to the Closing, the non-breaching Party shall thereby expressly waive its right to recover, and forever release the breaching Party from, any Losses arising out of or related to any such breach.

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(c)          Post-Closing Claims. Except as set forth in the second sentence of this Section 8.6(c), after the Closing, the sole and exclusive remedy for any and all claims, Losses or other matters arising under, out of, or related to this Agreement or the transactions contemplated hereby (except for claims of breach of this Agreement which were waived prior to the Closing pursuant to Section 8.6(b), as to which no remedies shall exist) shall be the rights of indemnification set forth in this Article VIII only (and in the case of indemnification sought pursuant to Sections 2.7(a)(xiv), 2.9 and 6.8, the rights of indemnification set forth therein) and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent pe1mitted by Law. Notwithstanding the foregoing, after the Closing, the immediately preceding sentence will not operate to interfere with or impede a Party's right to seek equitable remedies (including specific performance (which must be commenced within forty-five (45) days after the latest to occur of such breach of the Specified Covenants or the date Closing was scheduled to occur absent such breach of the Specified Covenants) or injunctive relief) for a breach or threatened breach of the Specified Covenants, and the Parties expressly acknowledge that any breach or threatened breach of any such Specified Covenant by the other Party or Parties shall result in irreparable and continuing damage to the non-breaching Party or Parties for which no adequate remedy at law will exist and that, in the event of any breach of any such covenant, the non-breaching Party or Parties shall be entitled to injunctive relief, including specific performance (which must be commenced within forty-five (45) days after the latest to occur of such breach of the Specified Covenants or the date Closing was scheduled to occur absent such breach of the Specified Covenants), and to such further and other relief as may be necessary and proper to ensure compliance by the breaching Party or Parties with this Agreement, and the Parties consent to the entry of such relief, without necessity of posting bond or other security (any requirements therefor being expressly waived).       The Parties acknowledge that the provisions of this Section 8.6(c) are reasonably necessary and commensurate with the need to protect the Parties against irreparable harm and to protect their legitimate business interests.

(d)          NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR, AND THE DEFINITION OF LOSSES SHALL NOT INCLUDE, ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING ANY LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OR MULTIPLES OF EARNINGS OF ANY BUSINESS, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT EXCEPT, WITH RESPECT TO THE DEFINITION OF LOSSES, TO THE EXTENT SUCH DAMAGES ARE ACTUALLY AWARDED TO A GOVERNMENTAL AUTHORITY OR ANOTHER THIRD PARTY; PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT LIMIT SELLER’S RIGHT TO RECOVER THE DEPOSIT IN CONNECTION WITH BUYER’S FAILURE TO CLOSE IN VIOLATION OF THIS AGREEMENT.

(e)          All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly named as Parties hereto. No Person that is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement (“Non-Party Affiliate”) shall have any liability (whether in contract or in tort, in law or in equity, or based on any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities and claims against any such Non-Party Affiliates.

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(f)          The provisions of this Section 8.6 were specifically bargained-for between Seller and Buyer and were taken into account by Seller and Buyer in arriving at the Initial Purchase Price. Each of Seller and Buyer specifically relied upon the provisions of this Section 8.6 in agreeing to the Initial Purchase Price and in agreeing to provide the specific representations and warranties set forth in Articles III and IV (in the case of Seller) and Article V (in the case of Buyer).

(g)          Survival. The provisions of this Section 8.6 shall survive the Closing or earlier termination of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1           Termination. Buyer acknowledges that (i) Buyer has reviewed, accepted and approved (and all representations and warranties of Seller made herein shall be subject to and qualified by) all of the due diligence materials and other matters known or deemed known to Buyer and its Affiliates and its Representatives, and (ii) Buyer has elected to proceed with the Closing. If Buyer had knowledge of a breach of representation, warranty or covenant prior to the Due Diligence End Date, then Buyer shall be deemed to have waived such breach. Neither Party shall have the right to terminate this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) when sent by email (with receipt confirmation), or (d) one (1) Business Day after the day sent by nationally recognized overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision), it being agreed that any notice or other communication delivered to Parent shall be deemed delivered to all the Selling Subsidiaries regardless of which such notice or other communication is separately addressed to such Selling Subsidiaries:

(a)           If to Buyer, to:

c/o Phoenix American Hospitality, LLC

5950 Berkshire Lane, Suite 850

Dallas, TX 75225

Attn: W.L. “Perch” Nelson

Facsimile No.: (469) 232-9325

Email: perch.nelson@phoenixamericanhospitality.com

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With copies to:

Joel M. Eastman, PLLC

5485 Belt Line Road, Suite 125

Dallas, TX 75254

Attn: Joel M. Eastman, Esq.

Facsimile No.: 972-692-7416

Email: joel@jeastman.com

(b)          If to Parent and/or any Selling Subsidiary, to:

c/o The Lightstone Group

460 Park Avenue, 13th Floor

New York, NY 10022

Attn: Guy Crawford

Facsimile No.: (212) 751-2494

Email: gcrawford@lightstonegroup.com

with copies to:

c/o The Lightstone Group

1985 Cedar Bridge Ave., Suite 1

Lakewood, NJ 08701

Attn: Joseph E. Teichman, Esq.

Facsimile No.: (732) 612-1444

Email: jteichman@lightstonegroup.com

Eckert Seamans Cherin & Mellott, LLC

600 Grant Street, 44th Floor

Pittsburgh, PA 15219

Attn: Timothy Q. Hudak, Esq.

Facsimile No.: (412) 566-6099

Email: thudak@eckertseamans.com

Section 10.2         Successors and Assigns. Except as set forth in this Section, neither Buyer nor Seller shall have the right to assign this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, Buyer may assign its interests herein to one or more Affiliates of Buyer upon written notice to Seller delivered at least five (5) Business Days prior to the Closing, provided that (i) the assignee assumes Buyers obligations hereunder from and after the date of such assignment, (ii) any such assignment does not relieve Buyer of its obligations hereunder, and (iii) Seller shall not incur any additional costs (including without limitation transfer taxes) as a result of such assignment. Each such permitted assignment may consist of (a) all or Buyer’s interests herein, or (b) Buyer’s interests herein as they relate to one or more specific Hotels and related Hotel Assets. This Agreement will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns, and no other Person will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Buyer, such reference will include the successors and permitted assigns of such Party under this Agreement.

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Section 10.3         Rights of Third Parties.   Except for the indemnification provisions of Sections 2.7(a)(xiv), 2.9, 6.8 and 8.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.

Section 10.4         Expenses.  Except as otherwise provided herein (including pursuant to Sections 2.7(c) and 2.8), each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated.

Section 10.5         Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and transmitted by facsimile machine or electronic mail (via .pdf or similar transmittal), and any signatures so transmitted shall be treated as an original document.

Section 10.6         Entire Agreement.  This Agreement (together with the Disclosure Schedule, annexes and exhibits to this Agreement), the Confidentiality Agreement and the Transaction Documents constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 10.7         Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The Disclosure Schedule identifies items of disclosure with respect to a particular section of the Disclosure Schedule by reference to the corresponding section of this Agreement, provided, however, that each disclosure in the Disclosure Schedule shall be deemed to qualify all representations, warranties, covenants and agreements of Seller, notwithstanding the lack of a specific cross-reference or a different cross-reference, in each case to the extent the relevance of such disclosure to any such representation, warranty, covenant or agreement is reasonably apparent on the face of such disclosure.

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Section 10.8         Amendments; Waiver. This Agreement may be amended, supplemented or modified in whole or in part if, but only if, such amendment, supplement or modification is in writing and is signed by each of Buyer and Seller and specific reference to this Agreement is made in such writing. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the Party or Parties against whom enforcement of any such waiver is sought and specific reference to this Agreement is made in such writing. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 10.9         Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 10.10         Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any of the Transaction Documents or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any Transaction Document shall not be used as a rule of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

Section 10.11         Governing Law; Jurisdiction.

(a)          This Agreement and the transactions contemplated herein, and all disputes between the Parties arising out of or related to this Agreement, the transactions contemplated herein or the facts and circumstances leading to its or their execution or performance, whether in contract, tort or otherwise, shall be governed by the laws of the State of Delaware, without reference to conflict of laws principles.

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(b)          Each of the Parties agrees (i) that this Agreement involves at least $100,000, and (ii) that this Agreement has been entered into by the Parties hereto in express reliance upon 6 Del. C. § 2708. Each of the Parties (A) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (B) agrees that every such Legal Proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware with subject matter jurisdiction), (C) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (D) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (E) waives any defense of inconvenient forum to the maintenance of any Legal Proceeding so brought.

(c)          Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any Legal Proceeding, including an appeal thereof.

(d)          Each of the Parties agrees (i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Party or Parties hereto of the name and address of such agent, (ii) that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to its address as specified in Section 10.1 with a proof of mailing receipt validated by the U. S. Postal Service shall be effective service of process for any Legal Proceeding brought against it, provided, however, that nothing contained in the foregoing clause shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, and (iii) that, to the fullest extent permitted by applicable law, service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.

(e)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(e).

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Section 10.12 1031 Exchange. If either Seller or Buyer wishes to enter into a like-kind exchange (either simultaneous with the Closing or deferred) with respect to any or all of the Real Property under Section 1031 of the Code ("Exchange"), the other Party shall cooperate in all reasonable respects to effectuate the Exchange, including the execution of documents; provided (i) the cooperating Party shall incur no liability or expense related to the Exchange and (ii) the Closing shall not be contingent upon, nor extended or delayed by, such Exchange. Buyer’s or Seller’s cooperation shall include, but not be limited to, permitting the assignment of rights under this Agreement to a qualified intermediary (as defined in Treasury Regulation Section 1.1031 (k)-1(g)(4)(iii)) (the “QI”), or permitting an assignment of this Agreement to a QI to effectuate the Exchange and/or entering into an agreement with a QI for the acquisition of the Real Property (or interests in the Real Property) and permitting the assignment of rights under this Agreement to two or more assignees as tenants in common in connection with the Exchange, provided that Buyer or Seller, as the case may be, shall remain obligated for all of the terms and conditions hereunder. Seller represents that Seller shall be the "Exchangor" under an Exchange for the Real Property, as the "Relinquished Property," and shall be the purchasing entity for the "Replacement Property" in such Exchange, as all such terms are used and defined in similar Exchanges. The exchanging Party shall be responsible for all agreements, documents and escrow instructions and no substitution of or assignment to another party to effectuate such exchange shall release any other Party from its obligations, warranties or obligations under this Agreement or from liability from any prior or subsequent default

Section 10.13 Joint and Several Obligations. The obligations of “Seller” hereunder are the joint and several obligations of Parent and each Selling Subsidiary, and the obligations of “Buyer” hereunder are the joint and several obligation of each Buyer.

[Signatures appear on the next page.]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

PARENT:

LIGHTSTONE VALUE PLUS REIT II LP, a Delaware limited partnership

By:	Lightstone Value Plus Real Estate
Investment Trust II, Inc., a Maryland corporation, its general partner

By:	/s/ Joseph Teichman
Joseph Teichman, General Counsel

SELLING OPERATING LESSEE SUBSIDIARIES:

LVP ROGERS HOLDING CORP., a Delaware corporation

By:	/s/ Joseph Teichman
Joseph Teichman, General Counsel

LVP CY BATON ROUGE HOLDING CORP., a Delaware corporation

/s/ Joseph Teichman
Joseph Teichman, General Counsel

LVP RI BATON ROUGE HOLDING CORP., a Delaware corporation

/s/ Joseph Teichman
Joseph Teichman, General Counsel

[Signatures continued on following pages].

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LVP FFI JONESBORO HOLDING CORP., a Delaware corporation

/s/ Joseph Teichman
Joseph Teichman, General Counsel

LVP TPS FAYETTEVILLE HOLDING CORP., a Delaware corporation

/s/ Joseph Teichman
Joseph Teichman, General Counsel

LVP METAIRIE HOLDING CORP., a Delaware corporation

/s/ Joseph Teichman
Joseph Teichman, General Counsel

LVP HMI FT. MYERS HOLDING CORP., a Delaware corporation

/s/ Joseph Teichman
Joseph Teichman, General Counsel

SELLING OPERATING LESSOR
SUBSIDIARIES:

LVP ROGERS LLC,
a Delaware limited liability company

/s/ Joseph Teichman
Joseph Teichman, General Counsel

[Signatures continued on the following pages.]

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LVP CY BATON ROUGE GROUND LLC,
a Delaware limited liability company

/s/ Joseph Teichman
Joseph Teichman, General Counsel

LVP RI BATON ROUGE LLC,
a Delaware limited liability company

/s/ Joseph Teichman
Joseph Teichman, General Counsel

LVP FFI JONESBORO LLC,
a Delaware limited liability company

/s/ Joseph Teichman
Joseph Teichman, General Counsel

LVP TPS FAYETTEVILLE LLC,
a Delaware limited liability company

/s/ Joseph Teichman
Joseph Teichman, General Counsel

L VP TPS METAIRIE LLC,
a Delaware limited liability company

/s/ Joseph Teichman
Joseph Teichman, General Counsel

[Signatures continued on the following pages.]

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LVP HMI FT. MYERS LLC,
a Delaware limited liability company

/s/ Joseph Teichman
Joseph Teichman, General Counsel

SELLING BATON ROUGE GROUND LESSOR SUBSIDIARY:

LVP CY BATON ROUGE LLC,
a Delaware limited liability company

/s/ Joseph Teichman
Joseph Teichman, General Counsel

BUYER:

AHP LP7 CY BATON ROUGE, LLC, a Delaware limited liability company

By:	Phoenix American Hospitality, LLC, its Manager

By:	/s/Joel M. Eastman
Joel M. Eastman, EVP and General Counsel

AHP LP7 RI BATON ROUGE, LLC, a Delaware limited liability company

By:	Phoenix American Hospitality, LLC, its Manager

By:	/s/Joel M. Eastman
Joel M. Eastman, EVP and General Counsel

[Signatures continued on the following pages.]

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LVP HMI FT. MYERS LLC,
a Delaware limited liability company

/s/ Joseph Teichman
Joseph Teichman, General Counsel

SELLING BATON ROUGE GROUND LESSOR SUBSIDIARY:

LVP CY BATON ROUGE LLC,
a Delaware limited liability company

/s/ Joseph Teichman
Joseph Teichman, General Counsel

BUYER:

AHP LP7 CY BATON ROUGE, LLC,
a Delaware limited liability company

By:	/s/Joel M. Eastman
Joel M. Eastman, EVP and General Counsel

AHP LP7 RI BATON ROUGE, LLC,
a Delaware limited liability company

By:	/s/Joel M. Eastman
Joel M. Eastman, EVP and General Counsel

[Signatures continued on the following pages.]

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AHP LP7 METAIRIE, LLC,
a Delaware limited liability company

By:	/s/Joel M. Eastman
Joel M. Eastman, EVP and General Counsel

AHP LP7 FAYETTEVILLE, LLC,
a Delaware limited liability company

By:	/s/Joel M. Eastman
Joel M. Eastman, EVP and General Counsel

[Signatures continued on the following pages.]

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AHP LP7 JONESBORO, LLC,
a Delaware limited liability company

By:	/s/Joel M. Eastman
Joel M. Eastman, EVP and General Counsel

AHP LP7 FT MYERS, LLC,
a Delaware limited liability company

By:	/s/Joel M. Eastman
Joel M. Eastman, EVP and General Counsel

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JOINDER

The undersigned hereby agrees to perform as Deposit Escrow Agent under this Agreement. In connection therewith:

1.	Deposit Escrow Agent is acting solely as a stakeholder and depository, and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness, or validity of the subject matter of the escrow, or for the identity or authority of any person executing or depositing it.

2.	Except for a breach ofthis Agreement by Deposit Escrow Agent, Buyer and Seller agree to jointly and severally indemnify, defend and hold harmless Deposit Escrow Agent from and against' any loss, cost, damage, expense and attorney's fee (collectively called "Expenses") in connection with or in any way arising out of this Agreement, other than expenses resulting from Deposit Escrow Agent's own gross negligence or willful misconduct.

3.	Deposit Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document Deposit Escrow Agent in good faith believes to be genuine and what is purports to be. Deposit Escrow Agent may, at its own expense, consult with legal counsel in the event of any dispute or questions as to the construction of any provisions hereof or its duties hereunder, and it shall be fully protected in acting in accordance with the opinion or instructions of such counsel.

4.	Deposit Escrow Agent may resign as Deposit Escrow Agent hereunder upon giving five (5) Business Days prior written notice to that effect to Seller and Buyer. Seller and Buyer shall notify Deposit Escrow Agent of the appointment of the successor Deposit Escrow Agent within five (5) Business Days after its resignation is effective. Deposit Escrow Agent shall deliver, against receipt, to the successor Deposit Escrow Agent any applicable documents.

STEWART TITLE GUARANTY COMPANY